Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 1, 2017,

among

ANGI HOMESERVICES INC.,
as Borrower,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., BNP PARIBAS SECURITIES CORP., BMO CAPITAL MARKETS CORP., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

BNP PARIBAS SECURITIES CORP., BMO CAPITAL MARKETS CORP. and PNC CAPITAL MARKETS LLC,
as Co-Documentation Agents

i

SCHEDULES:

Schedule 1.01A	—	Commitments
Schedule 1.01B	—	Unrestricted Subsidiaries on Closing Date
Schedule 3.14	—	Guarantors
Schedule 6.01	—	Existing Indebtedness

Schedule 6.02	—	Existing Liens
Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Secretary Certificate
Exhibit F	—	[Reserved]
Exhibit G-1	—	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	—	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	—	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	—	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	—	Form of Perfection Certificate
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Joinder and Reaffirmation Agreement

CREDIT AGREEMENT, dated as of November 1, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation, the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Term Lender” has the meaning assigned to such term in Section 2.08(f).

“Act” has the meaning assigned to such term in Section 9.15.

“Additional Mortgage” has the meaning assigned to such term in Section 5.09(b).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder and, as applicable (including, for the avoidance of doubt, each reference to the Administrative Agent in Article VIII), as Collateral Agent, together with any successors in such capacities.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Persons” means, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Agent Party” means the Administrative Agent or any Lender.

“Aggregate Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate then outstanding principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Incremental Revolving Commitment then in effect or, if such Incremental Revolving Commitment has been terminated, such Lender’s Total Revolving Exposure outstanding.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that,  the Adjusted Eurocurrency Rate for any day shall be based on the Eurocurrency Rate at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively.

“ANGI Campus” means the properties, either individually or in the aggregate, that are bordered by E. Market Street, N. Highland Avenue, E. Washington Street and Cruse Street in Indianapolis, Indiana.

“Angie’s List” means Angie’s List, Inc., a Delaware corporation.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Amortization Rate” means the rate set forth in the chart below:

Period Ended	Rate per annum
March 31, 2018 to and including December 31, 2020	5.00%
March 31, 2021 to and including December 31, 2021	10.00%
March 31, 2022 to and including September 30, 2022	15.00%

“Applicable Rate” means (a) for each Initial Term Loan, (i) prior to the first Adjustment Date occurring after the Closing Date 2.00% for Eurocurrency Loans and 1.00% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a percentage determined in accordance with the Pricing Grid and (b) for each Type of Incremental Loan, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Lenders as shown in the applicable Incremental Assumption Agreement.

“Approved Fund” has the meaning assigned to such term in Section 9.05(b).

“Asset Acquisition” means:

(1)           an Investment by the Borrower or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Borrower or any Restricted Subsidiary, or

(2)           the acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary in connection with such disposition (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)           transfers of cash or Cash Equivalents;

(2)           transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.03;

(3)           Restricted Payments not prohibited under the covenant described under Section 6.05 and Investments not prohibited by Section 6.11;

(4)           the creation of any Lien not prohibited under this Agreement;

(5)           transfers of assets that are (i) damaged, worn out, uneconomic, obsolete or otherwise deemed to be no longer necessary or useful in the current or anticipated business of the Borrower or its Restricted Subsidiaries or (ii) replaced by assets of similar suitability and value;

(6)           sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of the Borrower and the Restricted Subsidiaries;

(7)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $30,000,000; and

(8)           any transfer of the ANGI Campus.

“Asset Swap” means any exchange of assets of the Borrower or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary) for assets of another Person (including Equity Interests of a Person whose primary business is a Related Business) that are intended to be used by the Borrower or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash or Cash Equivalents of any party to such asset swap.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III:  A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III:  International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Borrower or, other than for the purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means ANGI Homeservices Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned to such term in Section 9.18.

“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that any obligations relating to a lease that would have been accounted by such Person as an operating lease in accordance with GAAP as of the Closing Date shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.

“Cash Equivalents” means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (2) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof or any Lender or any Affiliate of any Lender; (3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (4) repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition; (7) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; (8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (9) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any Restricted Subsidiary in connection with Cash Management Services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services, unless, when entered into, such agreement is designated in writing by the Borrower and the relevant Cash Management Bank to the Administrative Agent to not be included as a Cash Management Agreement.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement or provides any Cash Management Services, is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any Cash Management Agreement in effect or any Cash Management Services provided, on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party and a party to a Cash Management Agreement or provider of Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary Guarantor to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” but only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.12 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” means any of the following events:

(a)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b)           the acquisition of beneficial ownership by any person or group (excluding any one or more Permitted Holders or group Controlled by any one or more Permitted Holders) of more than 35% of the aggregate voting power of all outstanding classes or series of the Borrower’s Voting Stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of the Borrower’s Voting Stock beneficially owned by the Permitted Holders collectively;

(c)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office; or

(d)           the Borrower shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Borrower.

Notwithstanding the foregoing, a transaction in which the Borrower becomes a subsidiary of another Person (other than a Person that is an individual or a Permitted Holder) shall not constitute a Change of Control if the shareholders of the Borrower immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Borrower’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Class” (a) when used in reference to any Loans or Borrowing, refers to whether such Loans or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Revolving Loans or Incremental Term Loans established pursuant to any Incremental Assumption Agreement, Extended Term Loans established pursuant to any Extension Amendment or Refinancing Term Loans  established pursuant to any Refinancing Amendment or (b) when used in reference to any Commitments, refers to whether such Commitment is in respect of a commitment to make Initial Term Loans, Incremental Revolving Loans or Incremental Term Loans established pursuant to any Incremental Assumption Agreement, Extended Term Loans established pursuant to any Extension Amendment or Refinancing Term Loans established pursuant to any Refinancing Amendment.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means BMO Capital Markets Corp., BNP Paribas Securities Corp. and PNC Capital Markets LLC.

“Collateral” has the meaning assigned to such term or a similar term in each of the Collateral Documents and shall include all property pledged or granted (or purported to be pledged or granted) as collateral pursuant to the Collateral Documents on the Closing Date or thereafter pursuant to Section 5.09 or 5.11.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Guarantee Agreement and the Collateral Documents for the Secured Parties.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)           on the Closing Date, the Collateral Agent shall have received from the Borrower and each Subsidiary Guarantor, (i) a counterpart of the Security Agreement and (ii) from each Subsidiary Guarantor, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)           on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Collateral Documents and (ii) the Collateral Agent shall have received certificates, and any notes or other instruments required to be delivered pursuant to the applicable Collateral Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)           in the case of any person that becomes a Subsidiary Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement and (ii) supplements to the Security Agreement and any other Collateral Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor;

(d)           after the Closing Date (x) all outstanding Equity Interests of any person that becomes a Subsidiary Guarantor after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)           except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(f)            evidence of the insurance (if any) required by the terms of Section 5.05 hereof shall have been received by the Collateral Agent;

(g)           after the Closing Date, the Collateral Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.09 or Section 5.11 or the Collateral Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.09 or Section 5.11;

(h)           within the time periods set forth in Section 5.09 with respect to Mortgaged Properties encumbered pursuant to said Section 5.09, the Collateral Agent (on behalf of, and for distribution to, the Lenders) shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the due authorization, execution and delivery, the enforceability and perfection of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Collateral Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters, (iii) with respect to each Mortgaged Property, information reasonably required by the Collateral Agent to comply with the Flood Insurance Laws and (iv) such other documents as the Collateral Agent may reasonably request that are available to the Borrower without material expense with respect to any such Mortgage or Mortgaged Property; and

(i)            within the time periods set forth in Section 5.09 with respect to Mortgaged Properties encumbered pursuant to said Section 5.09, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance with respect to properties located in the United States of America, or a date-down and modification endorsement, if available, paid for by the Borrower, in the amount of the Fair Market Value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (provided, however, that in lieu of a zoning endorsement, Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider) and (ii) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States of America, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) sufficient for such Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the survey exception from such policy or policies, in lieu of a new or revised survey Borrower may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements).

“Collateral Documents” means the Security Agreement and each other security document, Mortgage, pledge agreement or collateral agreement executed and delivered in connection with this Agreement and/or the other Loan Documents to grant a security interest in any property as Collateral to secure the Obligations.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Incremental Commitment or Term Loan Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Amortization Expense” for any Test Period means the amortization expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Contingent Consideration Fair Value Remeasurement Adjustments” for any period means the contingent consideration fair value remeasurement adjustments, of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any Test Period means the depreciation expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any Test Period means, without duplication, the sum of the amounts for such Test Period of

(1)           Consolidated Net Income, plus

(2)           in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

(a)           Consolidated Income Tax Expense,

(b)           Consolidated Amortization Expense,

(c)           Consolidated Depreciation Expense,

(d)           Consolidated Interest Expense,

(e)           all non-cash compensation, as reported in the Borrower’s financial statements,

(f)            any non-cash charges or losses or realized losses related to the write-offs, write-downs or mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary,

(g)           the aggregate amount of all other non-cash charges, expenses or losses reducing such Consolidated Net Income, including any impairment (including any impairment of intangibles and goodwill) (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write downs or reserves with respect to accounts receivable or inventory), for such Test Period, and

(h)           the amount of any restructuring charges or reserves, including any one-time costs incurred in connection with acquisitions or divestitures, minus

(3)           in each case only to the extent (and in the same proportion) included in determining Consolidated Net Income, any non-cash or realized gains related to mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary, in each case determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period will be excluded from Consolidated Net Income.

For purposes of this definition, whenever pro forma effect is to be given, the pro forma calculations shall be factually supportable, reasonably identifiable and made in good faith by a Financial Officer.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect cost savings and other operating improvements or cost synergies reasonably expected to be realized within 15 months from the applicable event to be given pro forma effect; provided that the aggregate amount of all items added back to Consolidated EBITDA pursuant to this paragraph and clause (A)(2) of the definitions of “Consolidated Net Leverage Ratio,” “Interest Coverage Ratio” or “Secured Net Leverage Ratio”, as applicable, shall not exceed (i) for any Test Period ending on or prior to December 31, 2018, 25% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period and (ii) for any Test Period ending on or after March 31, 2019, 20% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period.

“Consolidated Income Tax Expense” for any Test Period means the provision for taxes of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any Test Period means the sum, without duplication, of the total interest expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP, minus consolidated interest income of the Borrower and its Restricted Subsidiaries, and including, without duplication,

(1)           imputed interest on Capital Lease Obligations,

(2)           commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)           the net costs associated with Hedging Obligations related to interest rates,

(4)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5)           the interest portion of any deferred payment obligations,

(6)           all other non-cash interest expense,

(7)           capitalized interest,

(8)           all dividend payments on any series of Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Borrower or a Restricted Subsidiary of the Borrower that is a Wholly Owned Subsidiary or to the extent paid in Qualified Equity Interests),

(9)           all interest payable with respect to discontinued operations, and

(10)         all interest on any Indebtedness described in clause (6) or (7) of the definition of “Indebtedness.”

“Consolidated Net Income” for any Test Period means the net income (or loss) of the Borrower and the Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)           the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any Restricted Subsidiary during such period;

(2)           gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)           gains and losses with respect to Hedging Obligations;

(4)           the cumulative effect of any change in accounting principles;

(5)           any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Borrower or any Restricted Subsidiary during such period;

(6)           Consolidated Contingent Consideration Fair Value Remeasurement Adjustments;

(7)           any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations; and

(8)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any Restricted Subsidiary or (b) the sale of any financial or equity investment by the Borrower or any Restricted Subsidiary;

provided, further, that the effects of any adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in the Borrower’s consolidated financial statements pursuant to GAAP in each case resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any such amounts shall be excluded when determining Consolidated Net Income.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Borrower and its Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date in an amount not to exceed $30,000,000 to (b) Consolidated EBITDA for such Test Period.

(A)          The Consolidated Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)           the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period  or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the Applicable Rate or determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period; and

(2)           any (w) Asset Sale, (x) asset sale if the Fair Market Value of the assets sold in such transaction or series of related transactions exceeds $2,000,000, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation) incurring Indebtedness pursuant to Section 6.01(j) and also including any Consolidated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings and cost synergies relating to such pro forma event occurring within 15 months (or expected, in the good faith determination of the Borrower, to occur within 15 months) of such pro forma event and during such period or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the Applicable Rate or determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed (i) for any Test Period ending on or prior to December 31, 2018, 25% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period and (ii) for any Test Period ending on or after March 31, 2019, 20% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period; provided, further that asset sales described in clause (A)(2)(x) in an aggregate amount not to exceed $30,000,000 in any Test Period shall not be required to be given pro forma effect; and

(B)          in calculating Consolidated Interest Expense for purposes of the Consolidated Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)           interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)           if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)           notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)           interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)           interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Declined Prepayment Amount” has the meaning assigned to such term in Section 2.08(f).

“Declining Term Lender” has the meaning assigned to such term in Section 2.08(f).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Agent Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment has not been satisfied, or, in the case of clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such payment; (b) has notified the Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; (d) has become the subject of a Bankruptcy Event; or (e) has become the subject of a Bail-In Action.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Designation Amount” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Disposition” means, with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change of control occurring prior to the 91st day after the Latest Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Specified Swap Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, of any Person, (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities convertible into such shares or other interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder) with respect to a Plan other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including, but not limited to, the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (exercised in a manner consistent with which it is making similar selections in respect of credit agreements with borrowers of similar creditworthiness); in each case the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Eurocurrency Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01.

“Excluded Subsidiary” means (a) any subsidiary that is not a Wholly Owned Subsidiary, (b) any subsidiary that is prohibited by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any subsidiary that is not a Material Domestic Subsidiary, (d) any Unrestricted Subsidiary, (e) any FSHCO and (f) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is a CFC.

“Excluded Securities” means any of the following:

(a)           any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Collateral Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b)           any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law);

(c)           any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 that was existing on the Closing Date (and not created in contemplation of the consummation of the Transactions) or at the time of the acquisition of such subsidiary (and was not created in contemplation of such acquisition), (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, in each case, after giving effect to the anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(d)           any Equity Interests of (i) any Unrestricted Subsidiary and (ii) any subsidiary that is not a Material Subsidiary;

(e)           any Margin Stock; and

(f)            voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all voting Equity Interests in (A) any Foreign Subsidiary or (B) any FSHCO.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means (a) in the case of each Lender and the Administrative Agent, Taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes by a jurisdiction (including any political subdivision thereof) as a result of (i) such Lender or the Administrative Agent’s being organized under the laws of or having a principal office in such jurisdiction or, in the case of a Lender, having an applicable lending office in such jurisdiction or (ii) a present or former connection between such Lender or the Administrative Agent and the jurisdiction (other than any connection arising solely from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document); (b) any Taxes in the nature of branch profits Taxes imposed by any jurisdiction described in clause (a); (c) in the case of a Non-U.S. Lender, United States federal withholding Tax imposed pursuant to laws in effect on the date on which (i) such Non-U.S. Lender becomes a Lender or (ii) such Non-U.S. Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such Taxes were payable either to such Non-U.S. Lender’s assignor immediately before such Non-U.S. Lender became a party hereto or to such Non-U.S. Lender immediately before it changed its lending office; (d) any Taxes attributable to such Lender’s failure to comply with Section 2.14(e) and (e) any United States federal withholding Taxes imposed under FATCA.

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.19(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.19(a).

“Extension” shall have the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.19(b).

“Facility” means the Term Facility.

“Fair Market Value” means, with respect to any asset, as determined by the Borrower, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FSHCO” means any subsidiary of the Borrower that owns no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “Guarantee,” when used as a verb, and “Guaranteed” have correlative meanings.

“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit C.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“HomeAdvisor Business” means the business and operations that comprise the “HomeAdvisor” segment of IAC as described in IAC’s Annual Report on Form 10-K for the period ended December 31, 2016 and as operated and conducted since December 31, 2016, including entities or businesses acquired since such date (which include MyBuilder Limited and HomeStars Inc.), and which businesses consist of home services digital marketplaces operated in the United States, Canada, France, Germany, Italy, the Netherlands and the United Kingdom.

“IAC” means IAC/InterActiveCorp, a Delaware corporation.

“IAC Debt Facility” shall have the meaning assigned to such term in Section 6.01(z).

“IAC Dividend Amount” means the excess of (x) the aggregate net proceeds of the Term Loan Facility less (y) the aggregate principal amount of indebtedness owed by the Borrower or any of its Restricted Subsidiaries to IAC or any of its subsidiaries (other than the Borrower and its subsidiaries) immediately prior to the Closing Date.

“IAC Group” means IAC and its subsidiaries (other than the Borrower and its subsidiaries).

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate.”

“Incremental Amount” means, at any time, the greater of:

(a)           the excess (if any) of

(i)            $100,000,000 over

(ii)           the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Commitments, in each case, established after the Closing Date and prior to such time and outstanding pursuant to Section 2.02; and

(b)           any amounts so long as immediately after giving pro forma effect to the establishment of the commitments in respect thereof, any Asset Acquisition consummated concurrently therewith and the use of proceeds of the loans thereunder, both (x) the Secured Net Leverage Ratio is equal to or less than 3.50 to 1.00 and (y) the Consolidated Net Leverage Ratio is equal to or less than 4.25 to 1.00, in each case, only on the date of the initial incurrence of (or commitment in respect of) the applicable Incremental Facility (except as set forth in the final paragraph under Section 6.01) and calculated (x) as if any commitments in respect of Permitted Ratio Debt and Incremental Revolving Commitments were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any such Incremental Facility or any simultaneous incurrence of Permitted Ratio Debt.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Commitment” means an Incremental Term Loan Commitment or an Incremental Revolving Commitment.

“Incremental Facility” means the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.02, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Commitment to make additional Revolving Loans.

“Incremental Term Facility” means the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.02, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Assumption Agreement.

“Indebtedness” of any Person at any date means, without duplication:

(1)           all liabilities, contingent or otherwise, of such Person for borrowed money;

(2)           all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)           all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) trade payables and accrued expenses incurred by such Person in the ordinary course of business and (ii) amounts accrued associated with contingent consideration arrangements;

(5)           all Capital Lease Obligations of such Person;

(6)           all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7)           all Indebtedness of others Guaranteed by such Person to the extent of such Guarantee; provided that Indebtedness of the Borrower or its subsidiaries that is Guaranteed by the Borrower or the Borrower’s subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its subsidiaries on a consolidated basis; and

(8)           all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (excluding obligations arising from inventory transactions in the ordinary course of business).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (6), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.13.

“Initial Term Lender” means each Lender that has an Initial Term Loan Commitment or that holds Initial Term Loans.

“Initial Term Loan Commitment” means, as to any Initial Term Lender, the obligation of such Initial Term  Lender to make Initial Term Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption pursuant to which such Initial Term Lender became a party hereto as the same may be changed from time to time pursuant to the terms of this Agreement (including as increased, extended or replaced as provided in Section 2.02, 2.19 and 2.20).  The original aggregate amount of all Initial Term Commitments is $275,000,000.

“Initial Term Loan Facility” means the credit facility constituted by the Initial Term Loan Commitments and the Initial Term Loans thereunder.

“Initial Term Loan Maturity Date” means the date that is five years from the Closing Date.

“Initial Term Loans” means the Term Loans made pursuant to the Initial Term Loan Commitment.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade dress, internet domain names, software, data, databases, technology, know-how, trade secrets, processes and other confidential or proprietary information, together with all registrations and applications for registration thereof, all licenses thereof or pertaining thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination to (b) Consolidated Interest Expense for such Test Period.

(A)          The Interest Coverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)           the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or (except when calculating the Interest Coverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period; and

(2)           any (w) Asset Sale, (x) asset sale if the Fair Market Value of the assets sold in such transaction or series of related transactions exceeds $2,000,000 individually, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation) incurring Indebtedness pursuant to Section 6.01(j) and also including any Consolidated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings and cost synergies relating to such pro forma event occurring within 15 months (or expected, in the good faith determination of the Borrower, to occur within 15 months) of such pro forma event and during such period or (except when calculating the Interest Coverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed (i) for any Test Period ending on or prior to December 31, 2018, 25% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period and (ii) for any Test Period ending on or after March 31, 2019, 20% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period;  provided, further, that asset sales described in clause (A)(2)(x) in an aggregate amount not to exceed $30,000,000 in any Test Period shall not be required to be given pro forma effect; and

(B)          in calculating Consolidated Interest Expense for purposes of the Interest Coverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)           interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)           if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)           notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)           interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)           interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the applicable Facility, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if agreed to by all Lenders under the applicable Facility, twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period for a Term Loan that would extend beyond the date the final payment is due on such Term Loan; and

(iii)           any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” has the meaning assigned to such term in Section 6.11.

“Joinder and Reaffirmation Agreement” means an agreement in substantially the form of Exhibit J or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Junior Debt” means Indebtedness for borrowed money that is by its terms subordinated or junior in right of payment or security to the Obligations, in each case with an aggregate outstanding principal amount in excess of $25,000,000.

“Junior Debt Restricted Payment” means any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any if its Restricted Subsidiaries, of or in respect of principal of or interest on any Junior Debt (or any Indebtedness incurred as Refinancing Indebtedness in respect thereof); provided that the following shall not constitute a Junior Debt Restricted Payment:

(a)           refinancings with any Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b)           payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Debt from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and principal on the scheduled maturity date of any Junior Debt;

(c)           payments or distributions in respect of all or any portion of the Junior Debt with the proceeds from the issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen months prior thereto; or

(d)           the conversion of any Junior Debt to Qualified Equity Interests of the Borrower.

“Latest Maturity Date” means, at any date of determination, the latest maturity date in respect of any Class of Term Loans or Incremental Revolving Commitments, in each case then in effect on such date of determination.

“Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., BNP Paribas Securities Corp. and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners.

“Lender Presentation” means the Lender Presentation made available to the Lenders in connection with the Lender meeting held on July 31, 2017 with respect to the Initial Term Loan Facility and this Agreement.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or any Incremental Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.  “Lien” shall not, however, include any interest of a vendor in any inventory of the Borrower or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to the Borrower or any of its Restricted Subsidiaries.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Borrower or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Restricted Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.

“Loan Documents” means the collective reference to this Agreement, the Guarantee Agreement, the Collateral Documents, any Incremental Assumption Agreement, any promissory note issued pursuant to Section 2.07(a) and any amendments or waivers to any of the foregoing.

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole that results in a material impairment of the ability of the Borrower to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been or are required to have been delivered, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 2.5% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 2.5 % of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries; provided that in the event Wholly Owned Subsidiaries that are Domestic

Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 7.5% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 7.5% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” shall mean any parcel of Real Property (a) located in the United States and (b) having a Fair Market Value (on a per-property basis) greater than $15,000,000 as of (x) the Closing Date, for Real Property then owned or (y) the date of acquisition, for owned Real Property acquired after the Closing Date, in each case as determined by the Borrower in good faith; provided that “Material Real Property” shall exclude (i) all leasehold interests and (ii) the ANGI Campus as well as any future improvements, alterations, construction, developments, expansions, replacements or additions thereto.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 1.0% of the consolidated assets of the Borrower or 1.0% of the consolidated revenues of the Borrower; provided that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 7.5% of the consolidated assets of the Borrower or 7.5% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal quarter for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, then one or more of such Restricted Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each Material Real Property encumbered by a Mortgage pursuant to Section 5.09.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each substantially in such form as is reasonably satisfactory to the Collateral Agent and the Borrower, in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means:

(a)           100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt or obligations secured by a Lien that is junior to the Liens securing the Obligations), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents and Other First Lien Debt), (iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date); provided that, if the Borrower shall deliver an Officer’s Certificate to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Asset Acquisitions and other Investments permitted hereunder (excluding Cash Equivalents or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $30,000,000 (and in each case thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b)           100% of the cash proceeds actually received by the Borrower or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer Taxes, deed or mortgage recording Taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt or obligations secured by a Lien that is junior to the Liens securing the Obligations), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents and Other First Lien Debt, and (iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof; provided that, if the Borrower shall deliver an  Officer’s Certificate to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 365 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Asset Acquisitions and other Investments permitted hereunder (excluding Cash Equivalents or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $30,000,000 (and in each case thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)           100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary other than a Loan Party.

“Non-U.S. Lender” means any Lender that is not a U.S. Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest, fees and expenses accruing after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arrangers or to any Lender that are required to be paid by the Borrower pursuant hereto). Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate of a Financial Officer in form and substance reasonably acceptable to the Administrative Agent.

“Other First Lien Debt” means obligations secured by Liens on the Collateral that are equal and ratable with the Liens thereon securing the Initial Term Loans pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Other Taxes” means all present or future stamp, documentary, recording or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“parent” has the meaning assigned to such term in the definition of “subsidiary.”

“Parent Company” has the meaning assigned to such term in the definition of “Bankruptcy Event.”

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent (acting reasonably), as the same shall be supplemented from time to time by any supplement thereto or otherwise.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes, assessments or governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b)           landlord’s, carriers’, warehousemen’s, mechanics’, supplier’s, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, leases, subleases, government contracts and return-of-money bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business (exclusive of the obligation for the payment of borrowed money);

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f)            easements, zoning restrictions, rights-of-way, survey exception, minor encumbrances, reservation of, licenses, electric lines, telegraph and telephone lines and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)           Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

(h)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(i)            Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Closing Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Holders” means any one or more of (a) IAC and its wholly owned subsidiaries, (b) Barry Diller, (c) each of the respective Affiliated Persons of the Person referred to in clause (b) and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

“Permitted Liens” means Liens permitted by Section 6.02.

“Permitted Mandatory Prepayments” means, with respect to any Indebtedness, any requirement to prepay such Indebtedness (i) in connection with any asset sale or event of loss (with associated reinvestment rights), (ii) in respect of Refinancing Indebtedness, (iii) in respect of Indebtedness not permitted to be incurred by the terms of such Indebtedness, (iv) in connection with any cash sweep provisions customary in the determination of the Borrower for term loan B facilities or (v) in connection with any change of control.

“Permitted Ratio Debt” means Permitted Secured Ratio Debt and Permitted Unsecured Ratio Debt.

“Permitted Secured Ratio Debt” means Indebtedness of the Borrower so long as, (I) on a pro forma basis after giving effect thereto and the use of proceeds thereof (calculated (x) as if any outstanding commitments for all such Indebtedness, Permitted Unsecured Ratio Debt and Incremental Commitments were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any such Indebtedness or any simultaneous incurrence of Permitted Unsecured Ratio Debt and/or Incremental Facilities), the Consolidated Net Leverage Ratio is equal to or less than 4.25 to 1.00 and the Secured Net Leverage Ratio is equal to or less than 3.50 to 1.00, in each case, only on the date of the initial incurrence of (or commitment in respect of) such Indebtedness, (II) no Default shall have occurred and be continuing after giving effect thereto, (III) the Borrower shall be in compliance with Section 6.10 as of the last day of the most recent Test Period on a pro forma basis after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, (IV) the maturity date of such Indebtedness shall be no earlier than 90 days following the Latest Maturity Date then in effect and such Indebtedness shall not require any mandatory prepayments other than Permitted Mandatory Prepayments, (V) such Indebtedness (x) shall not have a Weighted Average Life to Maturity that is shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (y) shall have no financial maintenance covenants of a different type than those set forth in Section 6.10, and no financial maintenance covenants that are more restrictive than those set forth in Section 6.10, and (z) does not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to this Agreement as determined in good faith by the Borrower unless, in each case of clauses (y) and (z) such terms become applicable only after any Term Loans existing on the date of the initial incurrence of (or commitment in respect of) such Indebtedness have been paid in full, (VI) such Indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations and is secured on an equal and ratable or junior lien basis by the same Collateral (and no additional Collateral) securing the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (VII) if such Indebtedness is in the form of term loans, such Indebtedness shall be subject to the “most-favored nations” provision of Section 2.02(b)(v) as if such Indebtedness was incurred as an Incremental Term Loan under this Agreement (and with pricing increases with respect to the Initial Term Loans to occur as, and to the extent provided in the “most favored nations” provision of Section 2.02(b)(v) as if such Indebtedness was incurred as an Incremental Term Loan hereunder).

“Permitted Unsecured Ratio Debt” means unsecured Indebtedness of the Borrower so long as, (I) on a pro forma basis after giving effect thereto and the use of proceeds thereof (calculated (x) as if any outstanding commitments for all such Indebtedness, Permitted Secured Ratio Debt and Incremental Commitments were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of such Indebtedness or any simultaneous incurrence of Permitted Secured Ratio Debt and/or Incremental Facilities), the Consolidated Net Leverage Ratio is equal to or less than 4.25 to 1.00 only on the date of the initial incurrence of (or commitment in respect of) such Indebtedness, (II) no Default shall have occurred and be continuing after giving effect thereto, (III) the Borrower shall be in compliance with Section 6.10 on a pro forma basis as of the last day of the most recently completed Test Period after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, (IV) other than with respect to Indebtedness the aggregate principal amount of which does not exceed $50,000,000, the maturity date of such Indebtedness shall be no earlier than 90 days following the Latest Maturity Date then in effect and such Indebtedness shall not require any mandatory prepayments other than Permitted Mandatory Prepayments, (V) such Indebtedness (x) other than with respect to either Indebtedness the aggregate principal amount of which does not exceed $50,000,000, shall not have a Weighted Average Life to Maturity that is shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (y) shall have no financial maintenance covenants of a different type than those set forth in Section 6.10, and no financial maintenance covenants that are more restrictive than those set forth in Section 6.10, and (z) does not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to this Agreement as determined in good faith by the Borrower unless, in each case of clauses (y) and (z) such terms become applicable only after any Term Loans existing on the date of the initial incurrence of (or commitment in respect of) such Indebtedness have been paid in full and (VI) such Indebtedness shall not be guaranteed by any subsidiaries of the Borrower other than Guarantees by the Subsidiary Guarantors that by their terms are subordinated in right of payment to the Obligations.

“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.18.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pricing Grid” means the table below:

Consolidated Net Leverage Ratio	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
>3.50:1.00	2.50%	1.50%
<3.50:1.00 but >2.50:1.00	2.25%	1.25%
<2.50:1.00 but >1.50:1.00	2.00%	1.00%
<1.50:1.00	1.75%	0.75%

For the purposes of the Pricing Grid, changes in the Applicable Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph.  Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Consolidated Net Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Extension Offer” has the meaning assigned to such term in Section 2.19(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 9.18.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests.  Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Recovery Event” means any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” has the meaning assigned to such term in Section 2.20(e).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)           the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b)           the obligor of Refinancing Indebtedness does not include any Person (other than the Borrower or any Restricted Subsidiary) that is not an obligor of the Refinanced Indebtedness;

(c)           if the Refinanced Indebtedness was by its terms subordinated in right of payment to the Loans or the Guarantee Agreement, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Guarantee Agreement, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)           the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being redeemed or refinanced or (b) after the date that is 90 days after the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred; and

(e)           the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being redeemed or refinanced that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Related Business” means any business in which ANGI Homeservices Inc. or any Restricted Subsidiary was engaged on the Closing Date or any reasonable extension of such business and any business related, ancillary or complementary to any business of the Borrower or any Restricted Subsidiary in which the Borrower or any Restricted Subsidiary was engaged on the Closing Date or any reasonable extension of such business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(c).

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of (x) in the case of any Class of Term Loans, such Class of Term Loans at such date or (y) in the case of any Class of Incremental Revolving Loans, all Incremental Revolving Commitments (or, if the Incremental Revolving Commitments have terminated, Total Revolving Exposure outstanding) of such Class at such date; provided that the Term Loans, Incremental Revolving Commitments and Total

Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Lenders” means, at any time, Lenders having Term Loans and Incremental Revolving Commitments  (or, if the Incremental Revolving Commitments have terminated, Total Revolving Exposure outstanding) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Incremental Revolving Commitments (or, if the Incremental Revolving Commitments have terminated, Total Revolving Exposure outstanding) at such time; provided, that the Term Loans, Incremental Revolving Commitments and Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests or (c) any Junior Debt Restricted Payment.

“Restricted Subsidiary” means any subsidiary of the Borrower other than Unrestricted Subsidiaries.

“Revocation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council or the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Indebtedness of the Borrower and its Restricted Subsidiaries secured by a Lien on any assets of the Borrower and its Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date in an amount not to exceed $30,000,000 to (ii) Consolidated EBITDA for such Test Period.

(A)          The Secured Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)           the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period;

(2)           any (w) Asset Sale, (x) asset sale if the Fair Market Value of the assets sold in such transaction or series of related transactions exceeds $2,000,000, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation)) incurring Indebtedness pursuant to Section 6.01(j) and also including any Consolidated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings and cost synergies relating to such pro forma event occurring within 15 months (or expected, in the good faith determination of the Borrower, to occur within 15 months) of such pro forma event and during such period or  subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed (i) for any Test Period ending on or prior to December 31, 2018, 25% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period and (ii) for any Test Period ending on or after March 31, 2019, 20% of Consolidated EBITDA (after giving effect to such adjustment) for such Test Period; provided, further, that asset sales described in clause (A)(2)(x) in an aggregate amount not to exceed $30,000,000 in any Test Period shall not be required to be given pro forma effect; and

(B)          in calculating Consolidated Interest Expense for purposes of the Secured Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)           interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)           if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)           notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)           interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)           interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement by ANGI Homeservices Inc. and the Subsidiary Guarantors, substantially in the form of Exhibit D.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Subsidiary Guarantor and any Person that (i) at the time such Swap Agreement is entered into is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any such Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party, unless, when entered into, such Swap Agreement is designated in writing by the Borrower and such Lender or Agent Party or Affiliate of a Lender or Agent Party to the Administrative Agent to not be included as a Specified Swap Agreement.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”):

(1)           any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Guarantee Agreement; provided that no Excluded Subsidiary shall be required to be a Subsidiary Guarantor of any obligations under this Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(vi).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Bank of America, N.A..

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means a credit facility in respect of Term Loans hereunder including the Initial Term Loan Facility.

“Term Lender” means each Lender that holds Term Loans, including the Initial Term Lender.

“Term Loan Commitment” means any Commitment in respect of Term Loans including the Initial Term Loan Commitments.

“Term Loans” means the Initial Term Loans, any Incremental Term Loan, Extended Term Loan or Refinancing Term Loans incurred hereunder.

“Test Period” means the four consecutive fiscal quarter period most recently ended; provided that, prior to the first date that financial statements shall have been delivered pursuant to Section 5.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2017.  A Test Period may be designated by reference to the last day thereof (i.e. the June 30, 2017 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2017), and a Test Period shall be deemed to end on the last day thereof.

“Title Insurer” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Total Assets” means, as of any date of determination, the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Borrower as of such date (which calculation shall give pro forma effect to any acquisition or asset sale by the Borrower or any of its Restricted Subsidiaries, in each case involving the payment or receipt by the Borrower or any of its Restricted Subsidiaries of consideration (whether in the form of cash or non-cash consideration) in excess of $30,000,000 that has occurred since the date of such consolidated balance sheet, as if such acquisition or asset sale had occurred on the last day of the fiscal period covered by such balance sheet).

“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Total Revolving Exposure” means, at any time, the sum of the Total Revolving Loans outstanding at such time.

“Total Revolving Loans” means, at any time, the aggregate principal amount of the Incremental Revolving Loans outstanding at such time.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (ii) the borrowing of Loans and (iii) the use of proceeds thereof.

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower listed on Schedule 1.01B, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above; provided that (i) no Default shall have occurred and be continuing at the time of or after giving effect to the designation of a subsidiary as an Unrestricted Subsidiary (a “Designation”) and (ii) at the time of and immediately after giving effect to such Designation, the Borrower shall be in compliance with Section 6.10; provided, further, that no subsidiary shall be designated as an Unrestricted Subsidiary unless (w) no creditor of such subsidiary shall have any claim (whether pursuant to a Guarantee or otherwise) against the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of such subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments which are made in accordance with Section 6.11; (x) such subsidiary is not party to any transaction with the Borrower or any Restricted Subsidiary unless the terms of such transaction complies with Section 6.06 and (y) no Investments may be made in any such subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 6.11 (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11)).  It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

The Borrower may revoke the designation of a subsidiary as an Unrestricted Subsidiary pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation, (i) (x) the Consolidated Net Leverage Ratio shall be less than or equal to the Consolidated Net

Leverage Ratio and (y) the Interest Coverage Ratio shall be equal to or higher than the Interest Coverage Ratio, in each case, then required to be maintained by the Borrower pursuant to Section 6.10 and (ii) no Default shall be in existence ( a “Revocation”).  Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 5.09 if such subsidiary is a Material Domestic Subsidiary.  In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in Section 6.11) to be utilized by an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, such available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation.

“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(e)(ii)(B)(3).

“Voting Stock” means the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Borrower (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means a subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Borrower or through one or more Wholly Owned Subsidiaries and, solely for the purpose of the definition of “Material Domestic Subsidiary,” excluding any subsidiary whose sole assets are Equity Interests in one or more subsidiaries that are not Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Borrowing”).

SECTION 1.03        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated, extended or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The foregoing standards shall also apply to the other Loan Documents.

SECTION 1.04        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Consolidated Interest Expense, Indebtedness, the Consolidated Net Leverage Ratio, the Secured Net Leverage Ratio and the Interest Coverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on the Closing Date; provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01        Commitments.

(a)           [Reserved].

(b)           Subject to the terms and conditions hereof, (i) the Initial Term Lenders agree to make Initial Term Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to its Initial Term Loan Commitment.  Initial Term Loans that are repaid or prepaid may not be reborrowed.

(c)           Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.

SECTION 2.02        Incremental Revolving Commitments and Incremental Term Loans.

(a)           The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or established (if commitments in respect of such Incremental Term Loans are established on a date prior to funding) or Incremental Revolving Commitments are established (except, in each case, as set forth in the final paragraph under Section 6.01) from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which, in each case, may include any existing Lender (but no such Lender shall be required to participate in any such Incremental Facility without its consent), but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.05) willing to provide such Incremental Term Loans and/or Incremental Revolving Commitments, as the case may be, in their sole discretion; provided that each Incremental Revolving Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent) and (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Commitments are requested to become effective.

(b)           The Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation (including, without limitation, amendments to this Agreement) as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Commitments; provided that:

(i)      any Incremental Revolving Commitments shall require no mandatory commitment reduction prior to the Initial Term Loan Maturity Date,

(ii)     the Incremental Revolving Commitments and Incremental Term Loans shall not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations and shall be secured on a pari passu basis by the same Collateral (and no additional Collateral) securing the Obligations,

(iii)    the scheduled final maturity date of any Incremental Facility shall be no earlier than the Initial Term Loan Maturity Date,

(iv)    the Weighted Average Life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Initial Term Loan Facility; and

(v)     any Incremental Term Facility shall be on terms (other than pricing, amortization, maturity, prepayment premiums and mandatory prepayments) and pursuant to documentation substantially similar to the Initial Term Loan Facility or otherwise reasonably acceptable to the Administrative Agent; provided that such Incremental Facilities (x) shall have no financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, and no financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 and (y) shall not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Initial Term Loan Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) or (II) become applicable only after the Initial Term Loans existing on the date of the initial incurrence of (or commitment in respect of) such Incremental Term Facility have been paid in full.

(c)           Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and any other Loan Document (including any Collateral Document) shall be amended or amended and restated (i) to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments evidenced thereby and (ii) in the case of any Incremental Assumption Agreement relating to an Incremental Revolving Commitment, to reflect provisions relating to revolving credit facilities, including, but not limited to, provisions related to defaulting lenders, extended commitments, refinancing amendments, letter of credit subfacilities and/or borrowings in a currency other than Dollars, in each case, as provided for in Section 9.02.  Any amendment or amendment and restatement to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.02 (including, without limitation, to provide for the establishment of Incremental Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

(d)           [Reserved].

(e)           Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Commitment shall become effective under this Section 2.02 unless (i) no Default or Event of Default shall exist after giving pro forma effect to such Incremental Term Loan Commitment or Incremental Revolving Commitment and the incurrence of Indebtedness thereunder and use of proceeds therefrom; provided that in the event that any tranche of Incremental Facilities that are used to finance an acquisition permitted hereunder, to the extent the Incremental Lenders participating in such Incremental Facility agree, the foregoing clause (i) shall be tested at the time of the execution of the acquisition agreement related to such acquisition (provided that such Incremental Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such Incremental Facility); (ii) the conditions set forth in Section 4.02 have been complied with whether or not a Borrowing is made under the Incremental Facility on such date (other than clause (c) thereof which shall only be required to be complied with if a Borrowing is made on such date); (iii) after giving pro forma effect to such Incremental Term Loan Commitment or Incremental Revolving Commitment and the incurrence of Indebtedness thereunder (assuming such commitments are fully drawn on such date) and use of proceeds therefrom the Borrower would be in compliance with Section 6.10 as of the last day of the most recently ended Test Period only on the date of the initial incurrence of (or commitment in respect of) such Indebtedness; and (iv) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

SECTION 2.03        Procedure for Borrowing.

(a)           To request a Borrowing on any Business Day, the Borrower shall notify the Administrative Agent of such request (x) in the case of ABR Loans, by telephone (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time on the requested Borrowing Date) or (y) in the case of Eurocurrency Loans, in writing (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time not less than three Business Days prior to the requested Borrowing Date.  Any borrowing request shall be irrevocable (but may be conditioned on the occurrence of any event if the borrowing request includes a description of such event; provided that the relevant Lenders shall still be entitled to the benefits of Section 2.13)  and any telephonic borrowing request shall be confirmed promptly in writing.  Each such telephonic and written borrowing request shall specify the amount, currency and Type of Borrowing to be borrowed and the requested Borrowing Date.  Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           If no election as to the Type of Borrowing is specified for a Borrowing, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04        Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds  by 3:00 p.m. New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or to any other account as shall have been designated by the Borrower in writing to the Administrative Agent in the applicable borrowing request.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the Borrower, the interest rate applicable to such Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)           The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Sections 8.09 and 9.04(c) are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Sections 8.09 or 9.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no

Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Sections 8.09 or 9.04(c).

SECTION 2.05        Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable borrowing request, and each Eurocurrency Borrowing shall have an initial Interest Period as specified in such borrowing request.  Thereafter, the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods for any Eurocurrency Borrowing all as provided in this Section.  The Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Borrowing would be required under Section 2.03, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.

(c)           Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”  If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06        Termination and Reduction of Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments of any Class or, from time to time, to reduce the amount of the Commitments of any Class.

Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Commitments of such Class then in effect.

SECTION 2.07        Repayment of Loans; Evidence of Debt.

(a)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(b)           [Reserved].

(c)           The Borrower shall repay principal of outstanding Initial Term Loans on the last Business Day of each March, June, September and December of each year (commencing on the applicable day of the first full fiscal quarter of the Borrower after the Closing Date) and on the Initial Term Loan Maturity Date, in an aggregate principal amount of such Initial Term Loans equal to (A) in the case of quarterly payments due prior to the Initial Term Loan Maturity Date, an amount equal to a percentage determined in accordance with the then Applicable Amortization Rate of the aggregate principal amount of such Initial Term Loans incurred on the Closing Date, and (B) in the case of such payment due on the Initial Term Loan Maturity Date, an amount equal to the then unpaid principal amount of such Initial Term Loans outstanding.

(d)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.

(f)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be conclusive absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.08        Prepayments.

(a)           The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent no later than 12:00 noon, New York City time, not less than three Business Days prior thereto, in the case of Eurocurrency Loans, no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid; provided that, if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13.  Each such notice may be conditioned on the occurrence of one or more events (it being understood that the Administrative Agent and Lenders shall be entitled to assume that the Loans contemplated by such notice are to be made unless the Administrative Agent shall have received written notice revoking such notice of prepayment on or prior to the date of such prepayment).  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  In the case of each prepayment of Loans pursuant to this Section 2.08(a), the Borrower may in its sole discretion select the Loans (of any Class) to be repaid, and such prepayment shall be paid to the appropriate Lenders in accordance with their respective pro rata share of such Loans.

(b)           [Reserved].

(c)           The Borrower shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (e) and (f) below; provided that no such prepayment shall be required if, on a pro forma basis after giving effect to such Asset Sale or Recovery Event, the Secured Net Leverage Ratio is less than 4.00 to 1.00 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Term Loans, no later than three (3) Business Days after the date on which such Refinancing Term Loans are incurred, to prepay Term Loans in accordance with Section 2.20.  Notwithstanding anything to the contrary herein, mandatory prepayments with respect to Net Proceeds received by a Foreign Subsidiary of the Borrower pursuant to the preceding clause (c) shall be (x) net of any additional Taxes paid, or estimated by the Borrower in good faith to be payable, as a result of the repatriation of such proceeds and (y) not required to the extent that the Borrower determines in good faith that such repatriation would result in adverse Tax consequences that are not de minimis or would be prohibited or restricted by applicable Requirements of Law; provided that, (i) the Borrower shall use commercially reasonable efforts to eliminate such Tax effects in order to make such repatriation and (ii) once the repatriation of any such funds is permitted under the applicable Requirements of Law and no longer results in adverse Tax consequences that are not de minimis, such repatriated funds (or an equivalent amount) will be promptly applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans in accordance with this Section 2.08.

(d)           [Reserved].

(e)           Amounts to be applied in connection with prepayments of Term Loans pursuant to this Section 2.08 shall be applied to the prepayment of the Term Loans in accordance with Section 2.15(b) until paid in full.  In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.08, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied (i) first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13 and (ii) on a pro rata basis with respect to each Class of Term Loans except to the extent any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment provides that the Class of Term Loans incurred thereunder is to receive less than its pro rata share, in which case such prepayment shall be allocated to such Class of Term Loans as set forth in such Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment and to the other Classes of Term Loans on a pro rata basis.

Each prepayment of the Term Loans under this Section 2.08 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f)            The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.08(c)(1) at least four (4) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly provide a copy to each Term Lender of any such prepayment notice and written notice of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender,” and any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.08(c)(1) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.  In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Term Loans (excluding the pro rata share of Declining Term Lenders)). Any such Accepting Term Lender may elect, by delivering, no later than 5:00 p.m. one (1) Business Day after the date of such Accepting Term Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Term Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrower.  Each Term Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Term Lender as described in the preceding sentence) shall be applied to the respective Term Loans of such Lenders.  For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.08(a).

(g)           Any prepayment of Term Loans of any Class shall be applied (i) in the case of prepayments made pursuant to Section 2.08(a), to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.07 as directed by the Borrower, or as otherwise provided in any Extension Amendment, any Incremental Assumption Amendment or Refinancing Amendment, and (ii) in the case of prepayments made pursuant to Section 2.08(c), to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section in direct order of maturity, or as otherwise provided in any Extension Amendment, any Incremental Assumption Amendment or Refinancing Amendment.

SECTION 2.09        Fees.

(a)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(b)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution.  Fees paid shall not be refundable under any circumstances.  All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed; provided that commitment fees shall be computed on the basis of a year of 360 days.

SECTION 2.10                        Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that  interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365/366 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11                        Alternate Rate of Interest.

(a)                                 If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable (including, without limitation, because the Eurocurrency Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and the Loans shall be converted to an ABR Borrowing and (ii) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Eurocurrency Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate).  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object in good faith to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(b), only to the extent the Eurocurrency Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12                        Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board);

(ii)                                  impose on any Lender any Taxes other than (A) Indemnified Taxes or Other Taxes indemnified under Section 2.14 or (B) Excluded Taxes; or

(iii)                               impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13                        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market (but not less than the available Adjusted Eurocurrency rate quoted for the Eurocurrency interest period equal to the period from the date of such event to the last day of the then current Interest Period, or if there is no such Eurocurrency interest period, the lower of the Eurocurrency rates quoted for the closest Eurocurrency interest periods that are longer and shorter than such period).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14                        Taxes.

(a)                                 All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Requirements of Law; provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct any Taxes in respect of any such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) have been made the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 In addition, without duplication of any obligation set forth in subsection (a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  Without duplication of any obligation set forth in subsection (a), the Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and any Other Taxes paid by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed on asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  If the Borrower determines that there is a reasonable basis to contest any Indemnified Tax or Other Tax for which it is responsible hereunder, without limiting Borrower’s indemnification obligations hereunder, such Administrative Agent or Lender (as applicable) shall reasonably cooperate in pursuing such contest (at Borrower’s expense) so long as pursuing such contest would not, in the sole reasonable determination of the Administrative Agent or Lender, result in any additional unreimbursed costs or expenses or be otherwise disadvantageous to the Administrative Agent or such Lender.  This Section shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy, or if reasonably available to the Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i)                                     Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding Tax or at a reduced rate of withholding.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable to establish such Non-U.S. Lender’s entitlement to a reduced rate of, or exemption from, withholding:

(1)                                 two properly executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an income tax treaty to which the United States is a party;

(2)                                 two properly executed originals of IRS Form W-8ECI;

(3)                                 (x) two properly executed originals of a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments to be received by such Lender will be effectively connected income (a “U.S. Tax Compliance Certificate”) and (y) two properly executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), two properly executed originals of IRS Form W-8IMY, accompanied by properly executed IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender), and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s); and

(5)                                 any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               If a payment made to a Lender under this Agreement or the other Loan Documents would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent  as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.14(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)                              Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.14(e) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.14(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(v)                                 Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(e).

(f)                                   If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15                        Pro Rata Treatment and Payments.

(a)                                 [Reserved].

(b)                                 Each prepayment by the Borrower (other than any prepayment pursuant to Section 2.17) on account of principal of any Loans of any Class shall be made pro rata according to the respective outstanding principal amounts of Loans of such Class then held by the Lenders entitled to such payment (subject in the case of Term Loans to Section 2.08(f)).  All repayments of principal of any Loans at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Loans then held by the relevant Lenders.  All payments of interest in respect of any Loans shall be allocated pro rata according to the outstanding interest payable then owed to the relevant Lenders.  Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent:  (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder (including amounts owed under Section 9.04(c)), (2) second, to the funding of any Loan required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Loans, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Loan of any Defaulting Lender.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the date when due.  All payments received by the Administrative Agent after 2:00 p.m., New York City time, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest and fees thereon.  All such payments shall be made to the Administrative Agent at its offices at 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, Delaware except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.  To the extent necessary, the Administrative Agent shall enter into foreign currency exchange transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the Borrower hereunder.

(e)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

SECTION 2.16                        Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or mitigate the applicability of Section 2.17 or any event that gives rise to the operation of Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Each Lender may designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(b)                                 If any Lender requests compensation under Section 2.12 or gives notice under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender (each such Lender, a “Replacement Lender”) shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the Replacement Lender shall otherwise comply with Section 9.05.

(d)                                 Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of Section 2.16(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

SECTION 2.17                        Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Eurocurrency Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), at the Borrower’s determination, either (a) prepay all Eurocurrency Borrowings of such Lender or (b) convert all Eurocurrency Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.18                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 [Reserved].

(b)                                 The Commitments and Loans  of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 or Section 9.03); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Incremental Revolving Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.19                        Extensions of Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class, and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans).  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing a Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”).  Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made, which shall be a date not earlier than five (5) Business Days after the date on which the Pro Rata Extension Offer is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)                                 The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans of such Extending Lender.  Each Extension Amendment shall specify the terms of the applicable Extended Term Loans; provided that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall, subject to clauses (ii) and (iii) of this proviso, have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv)  any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans in any mandatory prepayment thereunder and (v) such Extended Term Loans shall not have at any time (x) any financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 or (y) negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Initial Term Loan Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such Extended Term Loans are outstanding or (II) become applicable only after the Initial Term Loan Facility shall have matured or been terminated.  Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans evidenced thereby as provided for in Section 9.02(c).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)                                  Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan.  For purposes of this Agreement and the other Loan Documents, if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have a Term Loan having the terms of such Extended Term Loan.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.19), (i) the aggregate amount of Extended Term Loans will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Extended Term Loan is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan implemented thereby, (v) all Extended Term Loans and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended and (vi) there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of any such Extended Term Loans.

(e)                                  Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.20                        Refinancing Amendments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”) to refinance in whole or in part any Class of Term Loans.  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that:

(i)                                     before and after giving effect to the Borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)                                  the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;

(iii)                               the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)                              the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)                                 all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (optional prepayment or mandatory prepayment or redemption terms shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi)                              there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of such Refinancing Term Loans;

(vii)                           Refinancing Term Loans shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral;

(viii)                        Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.08(c)) hereunder, as specified in the applicable Refinancing Amendment;

(ix)                              Refinancing Term Loans shall not at any time have (x) any financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 or (y) negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Initial Term Loan Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such Refinancing Term Loans are outstanding or (II) become applicable only after the Initial Term Loan Facility shall have matured or been terminated and

(x)                                 the Net Proceeds, if any, of such Refinancing Term Loans shall be applied in accordance with Section 2.08(c).

(b)                                 The Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 9.05 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  The Borrower and each Lender providing the applicable Refinancing Term Loans shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans.  For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) the aggregate amount of Refinancing Term Loans will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clause (a) above and (iv) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term Loans and other Obligations.

(f)                                   Each party hereto hereby agrees that, upon the Refinancing Effective Date of any Refinancing Term Loans, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans evidenced thereby as provided for in Section 9.02.  Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.20 (including, without limitation, to provide for the establishment of Incremental Term Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

(g)                                  No term loan established and outstanding under this Agreement pursuant to (i) any of Sections 2.02, 2.19 or 2.20 or (ii) an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders shall at any time have (x) any financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 or (y) have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Initial Term Loan Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such term loans are outstanding or (II) become applicable only after the Initial Term Loan Facility shall have matured or been terminated. This Section 2.20(g) shall not be waived, amended, amended and restated or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01                        Organization; Powers.Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02                        Authorization; Enforceability.  The Transactions (excluding use of proceeds) are within the corporate or other organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other organizational action.  This Agreement has been and each other Loan Document will be duly executed and delivered by each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document when executed and delivered will constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                        Governmental Approvals; No Conflicts.  The Transactions (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or those which the failure to obtain would not be reasonably expected to result in a Material Adverse Effect, (ii) the filing of Uniform Commercial Code financing statements, (iii) filings with the United States Patent and Trademark Office and the United States Copyright Office, (iv) recordation of the Mortgages and (v) any other filings or registrations required to perfect Liens created by the Collateral Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority except where any such violation would not reasonably expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or its assets except as would not reasonably expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries (other than any Permitted Lien).

SECTION 3.04                        Financial Position.

(a)                                 The Borrower has heretofore furnished to the Lenders its pro forma combined balance sheet as of June 30, 2017 and its pro forma combined statements of operations for the six months ended June 30, 2107 and year ended December 31, 2016.  Such pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X.

(b)                                 The Borrower has heretofore furnished to the Lenders (i) the HomeAdvisor Business’s audited combined balance sheet as of December 31, 2016 and 2015 and the combined statements of operations, comprehensive operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, reported on by Ernst & Young LLP, independent public accountants and (ii) the HomeAdvisor Business’s unaudited combined interim balance sheet and the related statements of operations, comprehensive operations, shareholders’ equity, and cash flows as of and for the six months ended June 30, 2017.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the HomeAdvisor Business as of such dates and for such periods in accordance with GAAP.

(c)                                  The Borrower has heretofore furnished to the Lenders (i) Angie’s List’s audited consolidated balance sheets as of December 31, 2016 and 2015 and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2016, reported on by Ernst & Young LLP, independent public accountants and (ii) Angie’s List’s unaudited consolidated interim condensed balance sheet and the related condensed statements of operations and cash flows as of and for the six months ended June 30, 2017.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Angie’s List and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

SECTION 3.05                        Properties.

(a)                                 Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title and Permitted Liens that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each of the Borrower and its Material Subsidiaries owns, or is validly licensed to use, all Intellectual Property used or held for use by such entities or necessary to operate their respective businesses as currently conducted and contemplated to be conducted, and the operation of their respective businesses by the Borrower and its Material Subsidiaries does not infringe upon or otherwise violate the rights of any other Person, except for any such Intellectual Property or infringements or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                        Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) on the Closing Date, that involve this Agreement or the Transactions (excluding use of proceeds).

(b)                                 Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in Environmental Liability.

SECTION 3.07                        Compliance with Laws and Agreements.  Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08                        Investment Company Status.  No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.09                        Taxes.  Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.10                        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect.

SECTION 3.11                        Disclosure.  To the best of the Borrower’s knowledge, neither the Lender Presentation, nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12                        Collateral Documents.

(a)                                 Each Collateral Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  As of the Closing Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the Security Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession.

(b)                                 When the Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the

Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)                                  The Mortgages executed and delivered after the Closing Date pursuant to Section 5.09, shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Collateral Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder (excluding any improvements to Real Property described in the definition of “Excluded Collateral” in the Security Agreement, for which no representation is made) and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing, registration or recording offices and any other required registrations have been validly completed by or on behalf of the Collateral Agent, and all relevant mortgage Taxes and recording and registration charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record or registered notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof.

(d)                                 Notwithstanding anything herein (including this Section 3.12) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent, Collateral Agent or any Lender with respect thereto, under foreign law.

SECTION 3.13                        No Change.  Since December 31, 2016, there has been no event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14                        Guarantors.  Set forth on Schedule 3.14 is a list of all Subsidiary Guarantors on the Closing Date, together with the jurisdiction of organization, and ownership and ownership percentages of Equity Interests held by each such Subsidiary Guarantor in each direct subsidiary of such Subsidiary Guarantor as of the Closing Date.

SECTION 3.15                        Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee Agreement, (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16                        No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.17                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its subsidiaries and to their knowledge their respective officers, directors and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower or any subsidiary or (b) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of the Loans shall be used by the Borrower in violation of any Anti-Corruption Law or applicable Sanctions.  No representation is made under this Section 3.17 with respect to any of the end-user individuals of the internet services provided by the Borrower or any of its subsidiaries.

ARTICLE IV

Conditions

SECTION 4.01                        Closing Date.  The obligations of the Lenders to make the Initial Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) from each Loan Party party to the relevant Loan Document, a counterpart of such Loan Document signed on behalf of such Loan Party.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders as of the Closing Date and dated the Closing Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Borrower and certain of the Loan Parties and (ii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Loan Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Loan Party substantially in the form of Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Borrower or any other executive officer of the Borrower who has specific knowledge of the Borrower’s financial matters and is satisfactory to the Administrative Agent, confirming that (a) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct as of the Closing Date and (b) as of the Closing Date, no Default has occurred and is continuing.

(e)                                  There shall have been delivered to the Administrative Agent an executed Perfection Certificate.

(f)                                   The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit I, dated the Closing Date and signed by the chief financial officer of the Borrower.

(g)                                  The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees of legal counsel to the Administrative Agent, the Lead Arrangers and the Lenders) required to be reimbursed or paid by the Borrower hereunder.

(h)                                 Since December 31, 2016, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(i)                                     The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(j)                                    The Collateral Agent shall have received the certificates representing the certificated Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(k)                                 Each Uniform Commercial Code financing statement or other filing required by the Security Agreement shall be in proper form for filing.

(l)                                     Each Loan Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act, in each case as requested at least three Business Days prior to the Closing Date.

(m)                             The Administrative Agent shall have received an executed promissory note payable to the order of each Lender that requested such promissory note at least one Business Day prior to the Closing Date (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

(n)                                 The Borrower shall have paid as of the Closing Date immediately after giving effect thereto to the Administrative Agent for the account of each of the Initial Term Lenders, an upfront fee as separately agreed.

(o)                                 To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.03) as of the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02                        Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing):

(a)                                 The representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date); provided that in the case of any Incremental Term Facility used to finance an acquisition permitted hereunder, to the extent the Lenders participating in such Incremental Term Facility agree, this Section 4.02(a) shall require only customary “specified representations” and “acquisition agreement representations” (i.e., those representations of the seller or the target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate) be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).

(a)                                 At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)                                  The Administrative Agent shall have received a borrowing notice in accordance with Section 2.03.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower or other applicable Loan Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01                        Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, except that for periods ended prior to July 1, 2017, the financial statements of the Borrower were prepared on a combined rather than consolidated basis, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except as to the effectiveness of internal control over financial reporting with respect to any subsidiary acquired during such fiscal year in accordance with Regulation S-X under the Exchange Act, as interpreted by the implementation guidance of the U.S. Securities Exchange Commission) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such accountants and disclosed therein), and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail, as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender);

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, except that for periods ended prior to July 1, 2017, the financial statements of the Borrower were prepared on a combined rather than consolidated basis, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such officer and disclosed therein), subject to normal year-end audit adjustments and the absence of footnotes, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender);

(c)                                  within 90 days after the end of each fiscal year of the Borrower, forecasts of the cash and cash equivalents and long-term debt line items on the consolidated balance sheets and forecasts of the statements of operations and cash flows, in each case of the Borrower and the Restricted Subsidiaries on a quarterly basis for the then current fiscal year, in each case prepared by management of Borrower and substantially in the form as the forecasts delivered by the Borrower to the Lead Arrangers prior to the Closing Date;

(d)                                 concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10; provided such calculations shall not be required to be delivered until the first delivery of financial statement under clause 5.01(a), (iii) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth a description of any change in the jurisdiction of organization of the Borrower or any Material Domestic Subsidiary since the date of the most recent certificate delivered pursuant to this paragraph (d) (or, in the case of the first such certificate so delivered, since the Closing Date) and (v) setting forth a calculation in reasonable detail indicating which Domestic Subsidiaries are Material Domestic Subsidiaries;

(e)                                  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be limited to accounting matters and disclaim responsibility for legal interpretations);

(f)                                   promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower and/or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof;

(g)                                  concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.09(b) (or a certificate of a manager, executive officer or Financial Officer of the Borrower or any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of the Borrower certifying as to the absence of any changes to the previously delivered update, if applicable); and

(h)                                 promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to the consolidated financial information of the Borrower by furnishing the consolidated financial information of any parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower that would be required by clauses (a) and (b) of this Section 5.01 with all references to the “Borrower” therein being deemed to refer to such parent and all references to “Financial Officer” therein being deemed to refer to a comparable officer of such parent; provided that such financial statements are accompanied by a schedule eliminating (A) such parent of the Borrower and any of such parent’s subsidiaries other than the Borrower and its subsidiaries and (B) Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender).

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks or a similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents.  Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised completed certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.18 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

SECTION 5.02                        Notices of Material Events.  The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary thereof as to which there is a reasonable likelihood of an adverse determination that would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03                        Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except in each case (i) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) as such action is not prohibited under Sections 6.03, 6.04 or 6.05.

SECTION 5.04                        Payment of Obligations.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05                        Maintenance of Properties; Insurance.

(a)                                 The Borrower will, and will cause each of its Restricted Subsidiaries to (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) maintain, with financially sound and reputable insurance companies insurance (subject to customary deductibles and retentions, as determined by the Borrower) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and within thirty (30) days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion), cause the Collateral Agent to be listed as a co-loss payee on property policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies, and (iii) and use commercially reasonable efforts to maintain, prosecute and enforce its material Intellectual Property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or self-insure with respect to such risks with respect to which similarly situated companies engaged in the same or similar businesses operating in the same or similar locations usually self-insure, as determined by the Borrower.

(b)                                 Except as the Collateral Agent may agree in its reasonable discretion, within thirty (30) days after the date on which a Mortgaged Property is required to be encumbered by a Mortgage hereunder ((or such later date (A) not to exceed an additional fifteen (15) days if reasonably required by Borrower or (B) as such period may be further extended in the sole discretion of the Collateral Agent), subject to Section 5.05(a)(ii), cause all such property and casualty insurance policies with respect to the Mortgaged Property located in the United States of America to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, deliver a certificate of insurance to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c)                                  At the time of delivery of the applicable Mortgage, if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) provide information reasonably required by the Collateral Agent (or a Lender as requested through the Collateral Agent) to comply with the Flood Insurance Laws and (iii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, upon the request of the Collateral Agent (or a Lender as requested through the Collateral Agent), evidence of annual renewals of such insurance; provided that the Collateral Agent may not waive the Borrower’s obligation to maintain and deliver evidence of flood insurance required by the Flood Insurance Laws, as reasonably determined by the Collateral Agent; provided, further, however, that the Administrative Agent may, in its sole discretion, exclude any Material Real Property from the Collateral and Guarantee Requirement and the requirements of this Section 5.05(c) where the cost and time required to comply with the Flood Insurance Laws and the provisions of this Section 5.05(c) are deemed, in the sole discretion of the Administrative Agent, too onerous.

(d)                                 In connection with the covenants set forth in this Section 5.05, it is understood and agreed that:

(i)                                     the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.05, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)                                  the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.05 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and

(iii)                               the amount and type of insurance that the Borrower and its Restricted Subsidiaries have in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.05.

SECTION 5.06                        Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants all at such reasonable times and as often as reasonably requested, provided that such visits, inspections, examinations and discussions shall, so long as no Default or Event of Default has occurred and is continuing, take place no more often than one time per fiscal year on a date to be determined by, and shall be coordinated by, the Borrower and the Administrative Agent.

SECTION 5.07                        Compliance with Laws.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08                        Use of Proceeds.  The proceeds of the Loans will be used only to repay Indebtedness owed to IAC and its subsidiaries and for general corporate purposes of the Borrower, including to pay dividends.

SECTION 5.09                        Guarantors and Collateral.

(a)                                 If any asset (other than Real Property) is acquired by the Borrower or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Collateral Document that automatically become subject to the Lien of such Collateral Document upon acquisition thereof and (y) assets constituting Excluded Collateral (as defined in the Security Agreement)), the Borrower or such Subsidiary Guarantor, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement with respect to such asset, including actions described in clause (a) of this Section 5.09, all at the expense of the Loan Parties, subject to the last paragraph of this Section 5.09;

(b)                                 Borrower will grant and cause each of the Subsidiary Guarantors to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property of the Borrower or such Subsidiary Guarantors, as applicable, to the extent acquired after the Closing Date, within ninety (90) days after such acquisition (or such later date as the Collateral Agent may agree in its reasonable discretion) pursuant to documentation in such form as is reasonably satisfactory to the Collateral Agent and the Borrower (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and (ii) record, register or file, and cause each such Subsidiary Guarantor to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to the last paragraph of this Section 5.09.  Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall cause the requirements set forth in clauses (h) and (i) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property;

(c)                                  If any additional direct or indirect Subsidiary of the Borrower is formed, acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Material Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower in its sole discretion,  within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), Borrower shall notify the Collateral Agent thereof and, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Subsidiary Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the last paragraph of this Section 5.09.  Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Subsidiary Guarantor unless designated as a Subsidiary Guarantor by the Borrower in its sole discretion; and

(d)                                 Borrower shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within thirty (30) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (2) landlord, mortgagee and bailee waivers or subordination agreements be required, (3) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (4) foreign-law governed security documents or perfection under foreign law be required.

SECTION 5.10                        [Reserved].

SECTION 5.11                        Further Assurances.Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall, or shall cause the Subsidiary Guarantors to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (x) carry out the purposes of the Loan Documents, (y) satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied and (z) perfect and maintain the validity and effectiveness of the Collateral Documents and any of the Liens created thereunder.  Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents and (C) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar Tax, the amount secured by the Collateral Documents with respect to such Mortgaged Property shall be limited to the Fair Market Value of such Mortgaged Property as determined in good faith by the Borrower (subject to such lesser amount agreed to by the Collateral Agent).

ARTICLE VI

Negative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01                        Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness incurred under the Loan Documents;

(b)                                 Indebtedness in respect of Permitted Ratio Debt and any Refinancing Indebtedness thereof;

(c)                                  (i) Indebtedness of the Borrower or any other subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) in an aggregate amount under this clause (c) not to exceed the greater of $25,000,000 and 2.0% of Total Assets as of the time of incurrence; provided that (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in pro forma compliance with Section 6.10 and (ii) any Refinancing Indebtedness thereof;

(d)                                 Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the multiple of (x) $50,000,000 and (y) the sum of 100% plus the percentage (which shall not be less than 0%) by which Consolidated EBITDA of the Borrower for the most recently ended Test Period exceeds Consolidated EBITDA of the Borrower for the most recent Test Period on the Closing Date;

(e)                                  Indebtedness of any Non-Loan Party in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $25,000,000 and (y) 2.0 % of Total Assets;

(f)                                   Guarantees of any Indebtedness permitted pursuant to this Section 6.01 and any Refinancing Indebtedness thereof, so long as in the case of clause (b), the Loans are guaranteed by such Restricted Subsidiary to at least the same extent;

(g)                                  [Reserved];

(h)                                 (x) Indebtedness of the Borrower owed to any Restricted Subsidiary or of a Restricted Subsidiary owed to any other Restricted Subsidiary or the Borrower and (y) Guarantees by any Restricted Subsidiary or the Borrower of any Indebtedness of the Borrower or any other Restricted Subsidiary; provided, however, that upon any such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary or any such guarantee being of Indebtedness of any Person other than the Borrower or a Restricted Subsidiary, as applicable, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (h);

(i)                                     Indebtedness outstanding on the Closing Date and set forth on Schedule 6.01 and any Refinancing Indebtedness thereof;

(j)                                    (i) Indebtedness of any Person which becomes a Restricted Subsidiary after the Closing Date or is merged with or into or consolidated or amalgamated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness expressly assumed in connection with the acquisition of an asset or assets from any other Person; provided that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof and (B) immediately after such Person becomes a Restricted Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing, and (y) the Borrower shall be in pro forma compliance with Section 6.10 and (ii) any Refinancing Indebtedness of such Indebtedness described in clause (i);

(k)                                 Indebtedness constituting Investments not prohibited under Section 6.11 (other than Section 6.11(g));

(l)                                     Indebtedness in respect of bid, performance, surety bonds or completion bonds issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or completion obligations;

(m)                             Indebtedness owed to any officers or employees of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(n)                                 Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Borrower or any Restricted Subsidiary, provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under Section 7.01(j);

(o)                                 indemnification, adjustment of purchase price, deferred purchase price, contingent consideration or other compensation or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that, in the case of a disposition, the maximum aggregate liability in respect of all such obligations incurred or assumed in connection with such disposition outstanding under this clause (o) shall at no time exceed the gross proceeds (including Fair Market Value of noncash proceeds measured at the time such noncash proceeds are received) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(p)                                 unsecured Indebtedness in respect of obligations of the Borrower or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money;

(q)                                 letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(r)                                    Indebtedness arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence or (B) under any customary cash pooling or cash management agreement with a bank or other financial institution in the ordinary course of business;

(s)                                   Indebtedness representing deferred compensation incurred in the ordinary course of business;

(t)                                    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(u)                                 Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;

(v)                                 the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(w)                               Indebtedness of the Borrower consisting of obligations for the payment of letters of credit in commitment amounts not to exceed the greater of $25,000,000 and 2.0% of Total Assets in the aggregate at any one time outstanding, excluding any commitment amounts for letters of credit issued pursuant to Indebtedness incurred under any other clause of this Section 6.01;

(x)                                 any guarantee by the Borrower or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of the Borrower or any of its Restricted Subsidiaries;

(y)                                 [reserved];

(z)                                  unsecured intercompany Indebtedness owed by the Borrower or any of its Restricted Subsidiaries to a member of the IAC Group (the “IAC Debt Facility”), so long as, (I) in respect of each borrowing, on a pro forma basis after giving effect thereto and the use of proceeds thereof the Consolidated Net Leverage Ratio is equal to or less than 4.25 to 1.00 (excluding any cash constituting proceeds of such Indebtedness), (II) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (III) the Borrower shall be in compliance with Section 6.10 on a pro forma basis after giving effect to the incurrence of any such borrowing and the use of proceeds thereof, (IV) other than with respect to Indebtedness the aggregate principal amount of which does not exceed $50,000,000,  (A) such Indebtedness has a scheduled final maturity date of at least 90 days after the Initial Term Loan Maturity Date and any then outstanding Incremental Facility and such Indebtedness shall not require any mandatory prepayments other than in connection with a change of control and (V) such Indebtedness (x) shall not require scheduled amortization payments, (y) shall have no financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, and no financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10, and (z) does not have negative covenants and/or default provisions that are, taken as a whole, materially more restrictive than those applicable to the Senior Secured Credit Facilities as determined in good faith by the Borrower and (B) such Indebtedness shall not be guaranteed by any subsidiaries of the Borrower other than Guarantees by the Subsidiary Guarantors that by their terms are subordinated in right of payment to the obligations under the Senior Secured Credit Facilities; and

(aa)                          Indebtedness of Loan Parties in an aggregate principal amount at any time outstanding not to exceed the greater of $25,000,000 and 2.0% of Total Assets.

Further, for purposes of determining compliance with this Section 6.01 and Section 6.02, at the option of the Borrower by written notice to the Administrative Agent, any Indebtedness and/or Lien incurred to finance a Limited Condition Acquisition permitted hereunder shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and the Secured Net Leverage Ratio and/or the Consolidated Net Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence (but not, for the avoidance of doubt, for purposes of determining the Applicable Rate or actual compliance with the financial covenants set forth in Section 6.10), both (i) on the basis set forth in clause (x) above and

(ii) without giving effect to such acquisition or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith.

SECTION 6.02                        Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Restricted Subsidiary (or any improvements or accession thereto or proceeds therefrom) existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d)                                 Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.01(c); provided that (i) such Liens are incurred prior to or within 90 days after such acquisition or the completion of such construction and improvement with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;

(e)                                  deposits, reserves and other Liens securing credit card operations of the Borrower and its Restricted Subsidiaries;

(f)                                   Liens created by the Collateral Documents or otherwise securing the Obligations;

(g)                                  Liens on the Collateral securing Permitted Secured Ratio Debt;

(h)                                 [reserved];

(i)                                     Liens securing Guarantees of Permitted Secured Ratio Debt and Indebtedness permitted pursuant to Section 6.01(a); provided that, with respect to any such Liens securing Guarantees of Permitted Secured Ratio Debt an intercreditor agreement reasonably satisfactory to the Administrative Agent with respect to such Liens is in effect at such time;

(j)                                    Liens that do not secure Indebtedness and do not interfere with the material operations of the Borrower and the Restricted Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Borrower and the Restricted Subsidiaries;

(k)                                 Liens deemed to secure Capital Lease Obligations incurred in connection with any sale and leaseback transaction permitted by Section 6.08;

(l)                                     licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;

(m)                             any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(n)                                 normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(o)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p)                                 Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by the Borrower or any Restricted Subsidiary;

(q)                                 Liens on assets of Non-Loan Parties securing Indebtedness permitted pursuant to Sections 6.01(d) and (e);

(r)                                    any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c), (d), (g), (i) or (q); provided that with respect to (b), (c) and (d), (x) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) and (y) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced;

(s)                                   Liens encumbering deposits made to secure obligations arising from common law, statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(t)                                    Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation;

(u)                                 Liens in favor of a Loan Party;

(v)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;

(w)                               Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory;

(x)                                 Liens securing Indebtedness owed by (a) a Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary that is a Subsidiary Guarantor or (b) the Borrower to a Subsidiary Guarantor;

(y)                                 Liens securing obligations pursuant to cash management agreements and treasury transactions; and

(z)                                  Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower and its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms.

provided that, at any time, no voluntary Lien shall be created, incurred, assumed or permitted to exist on any Equity Interests of any Restricted Subsidiary required to be pledged to secure the Obligations hereunder other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii) Liens securing the Obligations and (iii) Liens securing Permitted Secured Ratio Debt (and Liens securing Guarantees thereof permitted by Section 6.01(f)).

SECTION 6.03                        Fundamental Changes.  The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)                                     any Person may merge or be consolidated with or into the Borrower in a transaction in which the Borrower is the continuing or surviving Person;

(ii)                                  any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is or becomes a Restricted Subsidiary; provided that, if such Person is a Subsidiary Guarantor, the surviving entity is the Borrower or is or substantially concurrently becomes a Subsidiary Guarantor;

(iii)                               any merger, consolidation, Disposition, liquidation or dissolution not prohibited by Sections 6.04, 6.05 and 6.11 shall be permitted;

(iv)                              any Restricted Subsidiary may Dispose of all or substantially all of its assets, or all or substantially all of the stock of its Restricted Subsidiaries, in each case to the Borrower or to another Restricted Subsidiary or to any Person who becomes a Restricted Subsidiary in connection with such Disposition, and the Borrower may Dispose of substantially all of its assets, or substantially all of the stock of its Restricted Subsidiaries, in each case to any Restricted Subsidiary or to any Person who becomes a Restricted Subsidiary in connection with such Disposition;

(v)                                 any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(vi)                              the Borrower may merge into or consolidate with any other Person; provided that the Person formed by or surviving such consolidation or merger (such Person, the “Successor

Borrower”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor Borrower expressly assumes, by a Joinder and Reaffirmation Agreement, all of the obligations of the Borrower under this Agreement and each other Loan Document to which the Borrower is a party and takes all actions required by the Collateral Documents to perfect the Liens on the Collateral owned by the Successor Borrower; provided, further, that as of the date of such assumption pursuant this clause (vi),

(A) the Successor Borrower shall be in compliance with Section 6.10 on a pro forma basis after giving effect to such assumption,

(B) each other Loan Party shall have reaffirmed such Loan Party’s obligations under the Loan Documents to which it is a party by executing and delivering a Joinder and Reaffirmation Agreement,

(C) the Administrative Agent shall have received a certificate, dated the date of such assumption and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Successor Borrower or any other executive officer of the Successor Borrower who has specific knowledge of the Successor Borrower’s financial matters and is reasonably satisfactory to the Administrative Agent, confirming that (x) after giving effect to such assumption, no Default or Event of Default has occurred and is continuing, (y) after giving effect to such assumption, the representations and warranties of each Loan Party set forth in the Credit Agreement and the Collateral Documents are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the date of such assumption, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date and (z) such merger or consolidation complies with this Agreement,

(D) the Administrative Agent shall have received (x) a certificate of the Successor Borrower substantially in the form of Exhibit E, including all annexes, exhibits and other attachments thereto and (y) if requested by the Administrative Agent, an opinion of counsel covering such other matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.01(b) to the extent applicable, and

(E) the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act.

SECTION 6.04                        Disposition of Property.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at the time of such transaction and after giving effect thereto and to the use of proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (iii) in the case of an Asset Sale other than an Asset Swap if after giving pro forma effect to such Asset Sale the Consolidated Net Leverage Ratio is greater than 4.00 to 1.00, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)                                     any liabilities (as reflected in the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet) of the Borrower or such Restricted Subsidiary other than liabilities that are by their terms subordinated in right of payment to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(ii)                                  any securities, notes or other similar obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent so converted) within 180 days following the closing of such Asset Sale, and

(iii)                               any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $25,000,000 and 2.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

SECTION 6.05                        Restricted Payments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(i)                                     the payment by the Borrower or any Restricted Subsidiary of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of the redemption, if on the date of declaration or notice the payment would have complied with the provisions of this Agreement (assuming, in the case of redemption, the giving of the notice would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(ii)                                  the Borrower may declare or make a Restricted Payment with respect to its Equity Interest payable solely in Qualified Equity Interests or redeem any of its Equity Interests in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests;

(iii)                               repurchase, redemption or other acquisition for value by the Borrower of, Equity Interests of the Borrower held by officers, directors or employees or former officers, directors or employees of the Borrower and any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $10,000,000 during any twelve consecutive months (with unused amounts in any period being carried over to succeeding periods); provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(iv)                              repurchases of Equity Interests deemed to occur (a) upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof or (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights;

(v)                                 any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests of the Borrower (other than Qualified Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders;

(vi)                              payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries that complies with the provisions of Section 6.03;

(vii)                           any Restricted Subsidiary may declare or make a Restricted Payment with respect to the Equity Interests of such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to each owner of Equity Interests of such Restricted Subsidiary such that the Borrower or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution);

(viii)                        Restricted Payments  in an aggregate amount not to exceed $50,000,000;

(ix)                              Restricted Payments in an aggregate amount not to exceed the IAC Dividend Amount;

(x)                                 Restricted Payments so long as after giving effect thereto on a pro forma basis, (i) the Consolidated Net Leverage Ratio is equal to or less than 4.00 to 1.00 and (ii) no Default shall have occurred and be continuing;

(xi)                              the Borrower and its Restricted Subsidiaries may make Restricted Payments to any member of the IAC Group that is a direct or indirect parent of the Borrower:

(A)                               the proceeds of which will be used to pay the consolidated, combined or similar income tax liability of such parent’s income tax group that is attributable to the income of the Borrower or its subsidiaries; provided that (x) no such payments with respect to any taxable year shall exceed the amount of such income tax liability that would have been imposed on the Borrower and/or the applicable subsidiaries had such entity(ies) filed on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(B)                               the proceeds of which shall be used to pay such equity holder’s operating costs and expenses, other overhead costs and expenses and fees, in each case, which are directly attributable to the ownership or operations of the Borrower and its subsidiaries; or

(C)                               the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, other benefits and indemnities are directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(xii)                           any Junior Debt Restricted Payments; provided that, at the time of, and after giving effect thereto on a pro forma basis (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with Section 6.10 as of the end of the most recently ended Test Period;

SECTION 6.06                        Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates involving payment or consideration in excess of $5,000,000, except:

(a)                                 for transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Borrower;

(b)                                 transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate;

(c)                                  pursuant to, as determined by the Borrower, reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(d)                                 any Restricted Payment permitted by Section 6.05;

(e)                                  ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates;

(f)                                   any Investment permitted by Section 6.11;

(g)                                  (x) any agreement or arrangement in effect on the Closing Date and any amendment or replacement thereof that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Closing Date, as determined in good faith by the Borrower; (y) any agreement or arrangement between the Borrower or any of its Restricted Subsidiaries on the one hand and a member of the IAC Group on the other hand of a type that is customarily entered into by a publicly traded entity or its subsidiaries and a publicly traded parent of such entity (or a subsidiary of such publicly traded parent), as determined in good faith by the Borrower, or (z) any transaction pursuant to any agreement or arrangement referred to in the immediately preceding clause (x) or clause (y).

(h)                                 any transaction with a joint venture or similar entity which would be subject to this Section 6.06 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

(i)                                     any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or a Restricted Subsidiary;

(j)                                    any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests;

(k)                                 the issuance or sale of any Qualified Equity Interests;

(l)                                     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(m)                             any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto; and

(n)                                 any Indebtedness and payments thereon between the Borrower or any of its Restricted Subsidiaries on the one hand and a member of the IAC Group on the other hand, on terms substantially similar to the terms governing the Indebtedness owed by ANGI Homeservices Inc. to IAC Group, LLC on the Closing Date, as determined in good faith by the Borrower.

SECTION 6.07                        Changes in Fiscal Periods.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 6.08                        Sales and Leasebacks.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person (other than the Borrower or a Restricted Subsidiary) providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary unless (i) the lease in such arrangement is a capital lease and such capital lease may be entered into at such time pursuant to Sections 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements since the Closing Date do not exceed the greater of $15,000,000 and 12.0% of Consolidated EBITDA after giving effect thereto on a pro forma basis for the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

SECTION 6.09                        Clauses Restricting Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Equity Interests held by the Borrower or a Restricted Subsidiary, (b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of:

(i)                                     any encumbrances or restrictions existing under this Agreement and the other Loan Documents;

(ii)                                  encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary;

(iii)                               encumbrances or restrictions under any agreement governing Capital Lease Obligations secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be;

(iv)                              encumbrances or restrictions under any agreement listed on Schedule 6.09 as in effect on the Closing Date;

(v)                                 encumbrances or restrictions under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary; provided that such restrictions are not created in contemplation of or in connection with such acquisition;

(vi)                              any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Borrower, will not materially adversely affect the Borrower’s ability to make payments on the Loans;

(vii)                           encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(viii)                        non-assignment provisions of any contract or lease entered into in the ordinary course of business;

(ix)                              encumbrances or restrictions imposed under any agreement to sell assets, including Qualified Equity Interests of such Restricted Subsidiary, permitted under this Agreement to any Person pending the closing of such sale;

(x)                                 encumbrances or restrictions relating to any Lien permitted under this Agreement imposed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;

(xi)                              encumbrances or restrictions relating to any Lien on any asset or property at the time of acquisition of such asset or property by the Borrower or any Restricted Subsidiary;

(xii)                           customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person;

(xiii)                        encumbrances or restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

(xiv)                       Indebtedness incurred in compliance with Section 6.01(c) that imposes restrictions of the nature described in clause (c) above on the assets acquired;

(xv)                          with respect to clause (c) only, any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements;

(xvi)                       with respect to clause (c) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

(xvii)                    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, agreements, instruments or obligations referred to in this Section 6.09; provided that, as determined by the Borrower, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (a) are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or (b) will not materially adversely affect the Borrower’s ability to make payments on the Loans.

SECTION 6.10                        Consolidated Net Leverage Ratio; Interest Coverage Ratio.  The Borrower will not permit the Consolidated Net Leverage Ratio as of the last day of any Test Period to be more than 4.50 to 1.00.  The Borrower will not permit the Interest Coverage Ratio as of the last day of any Test Period to be less than 2.50 to 1.00

SECTION 6.11                        Investments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any other Person (all of the foregoing, “Investments”) except:

(a)                                 extensions of trade credit and credit to customers in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)                                  loans and advances to directors, employees and officers of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate principal amount for the Borrower and its Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;

(d)                                 Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary or any Person who becomes a Restricted Subsidiary in connection with such Investment;

(e)                                  Investments made at any time if, after giving pro forma effect thereto, (i) the Consolidated Net Leverage Ratio is equal to or less than 4.00 to 1.00 and (ii) no Default shall have occurred and be continuing;

(f)                                   any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and disclosed to the Lenders in writing on the Closing Date;

(g)                                  Investments not prohibited by Section 6.05;

(h)                                 Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $20,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years up to an aggregate amount not to exceed $60,000,000 in any one fiscal year), determined net of any cash recoveries actually received in respect of such Investments (it being understood that, if an Unrestricted Subsidiary becomes a Restricted Subsidiary, there will be deemed to have occurred a cash recovery of all Investments made in such subsidiary on or after the Closing Date); provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;

(i)                                     Guarantees not prohibited by Section 6.01;

(j)                                    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(k)                                 accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(l)                                     Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;

(m)                             Investments, including in joint ventures of the Borrower or any Restricted Subsidiary, in an amount not to exceed at any one time outstanding the greater of $50,000,000 or 4.0% of Total Assets plus any dividends, distributions, profits, returns or similar amounts in respect of any such Investments made in reliance on this clause (m);

(n)                                 Investments arising out of the receipt by the Borrower or a Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 6.04;

(o)                                 Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or Restricted Subsidiary in the ordinary course of business;

(p)                                 lease, utility and other similar deposits in the ordinary course of business; and

(q)                                 Investments by the Borrower and its Restricted Subsidiaries, if the Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.05(viii) or (ix) in such amount; provided that the amount of any such Investment shall be deemed to be a Restricted Payment under the applicable clause for all purposes under this Agreement).

ARTICLE VII

Events of Default

SECTION 7.01                        Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, or in any certificate furnished pursuant to this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                   the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(k)                                 an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)                                     at any time, any Collateral Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any security interest purported to be created by any Collateral Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), (except, in each case, as permitted under the Loan Documents);provided that, in the case of any failure of a security interest to be valid and perfected, no Event of Default shall occur under this Section 7.01(l) if (i) a valid security interest shall be perfected on such Collateral within five Business Days and (ii) following such five Business Day period, the rights, powers and privileges of the Secured Parties shall not be materially adversely affected by such failure;

(m)                             this Agreement or the Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, except as permitted under the Loan Documents; or

(n)                                 Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event) by the Borrower, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01                        Appointment and Authorization.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02                        Administrative Agent and Affiliates.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03                        Action by Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03) or otherwise, in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04                        Consultation with Experts.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05                        Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06                        Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07                        Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each Lender further acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.

SECTION 8.08                        Lead Arrangers; Syndication Agent; Co-Documentation Agents.  Notwithstanding anything to the contrary herein, none of the Lead Arrangers, the Syndication Agent or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent or a Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lead Arrangers, the Syndication Agent or the Co-Documentation Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

SECTION 8.09                        Tax Indemnification by the Lenders.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment  to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.14, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.09.  The agreements in this Section 8.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01                        Notices.

(a)                                 All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:                                                                                          ANGI Homeservices Inc.
c/o IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attn: Treasurer
Telephone: (212) 314-7495

With a copy to:                                                            ANGI Homeservices Inc.
c/o IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attn: General Counsel
Telephone: (212) 314-7376

Administrative Agent:                         JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor

Newark, DE 19713

Attn: Loan & Agency Services Group - Michelle Keesee
Telephone: (302) 634-1920
Fax: (302) 634-1920
Facsimile: 12012443629@tls.ldsprod.com
Email: michelle.keesee@chase.com

With a copy to:                                                            JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York  10179
Attention:  Davide Migliardi
Telephone:  (212) 270-2138
Fax:  (212) 270-3279

(b)                                 Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on IntraLinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02                        Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended, amended and restated or modified except as provided in Sections 2.02, 2.11, 2.19 and 2.20 or pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest), (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender; provided that such provisions may be amended or amended and restated pursuant to the establishment of Incremental Revolving Loans pursuant to Section 2.02 to reflect provisions relating to revolving credit facilities, including, but not limited to, provisions related to defaulting lenders and letter of credit subfacilities, (v) except as provided in Section 9.16, release all or substantially all of the Collateral securing the Obligations or all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantors taken as a whole without the written consent of each Lender, (vi) adversely affect the rights of any Class in respect of payments due to Lenders of such Class in a manner different to the effect of such amendment, waiver or consent on any other Class without the written consent of the Required Class Lenders of such Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered) or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided that such provisions may be amended or amended and restated (a) pursuant to the establishment of Incremental Term Loans pursuant to Section 2.02 in order to restrict affiliated lenders and other persons from being included in such definitions and (b) pursuant to the establishment of Incremental Revolving Loans pursuant to Section 2.02 in order to include letter of credit exposures in such provisions, if applicable; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)                                  Notwithstanding the foregoing, modifications to the Loan Documents may be made (including by amendment and restatement) with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to effectuate any Incremental Facilities and Refinancing Term Loans in a manner consistent with Sections 2.02, 2.19 and 2.20 and as may be necessary to establish such Incremental Facilities, Refinancing Term Loans or Extended Term Loans as a separate Class or tranche from any existing Term Loans, Incremental Revolving Commitments or Incremental Revolving Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately or (B) to cure any ambiguity, omission, error, defect or inconsistency and, in each case under this clause (B), such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

(d)                                 Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, unless otherwise set forth in any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment with respect to the Class of Loans and Commitments established thereby, only the consent of the Initial Term Lenders holding a majority of the Initial Term Loans shall be necessary to (1) waive or consent to a waiver of an Event of Default under Section 7.01(d) (solely with respect to

Section 6.10) or (2) modify or amend Section 6.10 (including, in each case, the component definitions thereof, solely to the extent such definitions are used in such Section (but not otherwise)) or this clause (d).

SECTION 9.03                        Waivers; Amendments to Other Loan Documents.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power under the Guarantee Agreement or any Collateral Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Guarantee Agreement and any Collateral Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of the Guarantee Agreement or any Collateral Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                                 Neither the Guarantee Agreement, any Collateral Document nor any provision thereof may be waived, amended. amended and restated or modified except pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and, except as provided in Section 2.02, 2.19, 2.20, 9.02 or in the case of amendments to the Security Agreement described in Section 5.9 thereof, the Required Lenders or by the Loan Parties party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) release all or substantially all of the Collateral (except as provided in Section 9.16), (ii) modify the “waterfall” provisions set forth in Section 4.2 of the Security Agreement, (iii) release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors (except as provided in Section 9.16) or (iv) change any of the provisions of this Section, in each case without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Guarantee Agreement or any Collateral Document without the prior written consent of the Collateral Agent.

(c)                                  Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, and to give effect to any intercreditor agreement reasonably satisfactory to the Administrative Agent associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

SECTION 9.04                        Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the fees, charges and disbursements of one firm of counsel for the

Administrative Agent and the Lenders taken as a whole (and in the case of an actual or perceived conflict of interest, one additional counsel to all such affected Persons, taken as a whole), and to the extent required, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one firm of regulatory counsel, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower shall indemnify the Administrative Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction) and one firm of regulatory counsel of any such Indemnitee, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee (or that of any of its respective subsidiaries or any of their respective officers, directors, employees or members), (ii) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from a material breach of this Agreement by such Indemnitee or (iii) do not involve or arise from an act or omission by the Borrower or its subsidiaries or any of their respective affiliates, partners, directors, officers, employees, agents, advisors or other representatives and is brought by an Indemnitee solely against one or more other Indemnitees (other than claims against the Administrative Agent or any Lead Arranger in its capacity as such or in its fulfilling such role).  Each Indemnitee shall give prompt notice to the Borrower of any claim that may give rise to a claim against the Borrower hereunder and shall consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (d) is intended to relieve the Borrower of any obligation it may otherwise have to indemnify any Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                                  All amounts due under this Section shall be payable within ten (10) Business Days after written demand therefor.

SECTION 9.05                        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 6.03(vi), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“assignee” or “assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld or delayed, except for any bona fide competitors of the Borrower and its subsidiaries); provided that no consent of the Borrower shall be required for an assignment (i) of a Term Loan Commitment or a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund or (ii) if an Event of Default has occurred and is continuing, any other assignee (except for any bona fide competitor of the Borrower and its subsidiaries); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposed assignment; and

(B)                               the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans of any Class, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which JPMorgan Chase Bank, N.A. or any of its Affiliates is a party);

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)                                [reserved]; and

(F)                                 the assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) a natural Person.

For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this

Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks, institutions or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or the first proviso to Section 9.03(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations of such Sections; provided that any documentation required to be provided pursuant to Section 2.14(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or other governmental inquiry to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank that governs or regulates the activities of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.06                        Survival.  All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, any assignment of rights by or replacement of a Lender or the termination of this Agreement or any provision hereof.

SECTION 9.07                        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09                        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.10                        Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the law of the State of New York.

(b)                                 The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.

(c)                                  The Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12                        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13                        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) hereof or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Loans hereunder, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (z) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents.  For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates relating to the Borrower, its subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Affiliates.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would reasonably accord to its own confidential information.

Subject to Section 9.18, each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

Subject to Section 9.18, all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.14                        [Reserved].

SECTION 9.15                        USA PATRIOT Act.  Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16                        Collateral and Guarantee Matters.

(a)                                 The Lenders irrevocably authorize the Administrative Agent and Collateral Agent to enter into any customary intercreditor agreement or arrangement in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable, with the holders of any Permitted Secured Ratio Debt (or any agent thereof) permitted under this Agreement that in the good faith determination of the Administrative Agent or Collateral Agent, as applicable,  is necessary to effectuate the incurrence of such Indebtedness.

(b)                                 Any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall automatically be released (i) upon all of the Obligations (other than (x) (A) Cash Management Obligations and (B) Obligations under Specified Swap Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, (ii) on such property that is disposed of or to be disposed of as part of or in connection with any Disposition (other than a lease or a license) not prohibited hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders, (iv) on such property owned by a Subsidiary Guarantor upon (or substantially simultaneously with) release of such Subsidiary Guarantor from its obligations under its Guarantee Agreement pursuant to clause (c) below, (v) upon such property becoming Excluded Collateral (as defined in the Security Agreement) or (vi) as expressly provided in the Collateral Documents.

(c)                                  Any Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee Agreement (A) in the event of dissolution of such Person, (B) if such Person is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon (or substantially simultaneously with) effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, (C) if the obligations under this Agreement are discharged in accordance with the terms of this Agreement or (D) as otherwise expressly provided in the Guarantee Agreement; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary if such Subsidiary Guarantor continues to be a guarantor in respect of any Permitted Ratio Debt unless and until such guarantor is (or is being substantially simultaneously) released from its guarantee with respect to such Permitted Ratio Debt.

(d)                                 The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (c), (d) or (k) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided that prior to any such request, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Executive Officer, a Vice President or a Financial Officer of the Borrower or any other executive officer of the Borrower certifying (x) that such Lien is not prohibited under this Agreement and (y) that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property.

(e)                                  Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s authority to release its interest in particular types or items of property, release any Subsidiary Guarantor from its obligations under the Guarantee Agreement, or enter into an intercreditor agreement pursuant to this Section 9.16.  In each case as specified in this Section 9.16, the Administrative Agent and/or Collateral Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.16.

SECTION 9.17                        No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees for itself and on behalf of the Loan Parties that (i) the Term Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agent Parties and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agent Parties and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for the Loan Parties; (iii) the Lead Arrangers, Agent Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Lead Arrangers or the Agent Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Agent Parties and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

SECTION 9.18                        Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.13, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR

THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

SECTION 9.19              Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                  a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.20                        Certain ERISA Matters.

(a)                                                                              Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans  and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)                                  The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANGI HOMESERVICES INC.

By:	/s/ Nick Stoumpas
	Name:	Nick Stoumpas
	Title:	Vice President and Treasurer

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent (including as Collateral Agent) and a Lender

By:	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Managing Director

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Laura L. Olson
	Name:	Laura L. Olson
	Title:	Vice President

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

BNP PARIBAS, as a Lender

By:	/s/ Brendan Heneghan
	Name:	Brendan Heneghan
	Title:	Director

By:	/s/ Ade Adedeji
	Name:	Ade Adedeji
	Title:	Vice President

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Christina M. Boyle
	Name:	Christina M. Boyle
	Title:	Managing Director

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert M. Martin
Name: Robert M. Martin
Title: Senior Vice President

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

FIFTH THIRD BANK, as a Lender

By:	/s/ Suzanne Rode
Name: Suzanne Rode
Title: Managing Director

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

SUNTRUST BANK, as a Lender

By:	/s/ Marshall T. Mangum, III
Name: Marshall T. Mangum, III
Title: Director

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert Moravec
Name: Robert Moravec
Title: Senior Vice President

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

SOCIETE GENERALE, as a Lender

By:	/s/ Andrew Johnman
Name: Andrew Johnman
Title: Director

ANGI HOMESERVICES INC. CREDIT AGREEMENT SIGNATURE PAGE

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among ANGI Homeservices Inc., (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1.                                      The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from such Assignor, without recourse to the Assignor, as of the Effective Date (as defined below), the interest described on Schedule 1 hereto (the “Assigned Interest”), in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.                                      The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.

3.                                      The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 and 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, it if is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.14(e) of the Credit Agreement.

4.                                      The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.                                      Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment and Assumption directly between themselves.

6.                                      From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and shall be bound by the provisions hereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).

7.                                      This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption with respect to
the Credit Agreement, dated as November 1, 2017,
among ANGI Homeservices Inc. (the “Borrower”),
the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Assigned Interest:

Facility Assigned(1)	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/Loans(2)
	$	$		%
	$	$		%
	$	$		%

[Name of Assignee]		[Name of Assignor]

By:		By:
	Name:		Name:
	Title:		Title:

[Consented to and](3) Accepted for recordation in the Register:

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Name:
Title:

(1)                                 Initial Term Loan Commitments, Initial Term Loans, Incremental Term Loan Commitments, Incremental Term Loans, Incremental Revolving Commitments, Incremental Revolving Loans

(2)                                 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

(3)                                 Signature block to be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement

[Consented to:](4)
ANGI Homeservices Inc.

By:
Name:
Title:

(4)                                 Signature block to be added only if the consent of the Borrower is required by the terms of the Credit Agreement

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

GUARANTEE AGREEMENT

made by

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of November 1, 2017

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of November 1, 2017, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”; provided that no Excluded Subsidiary shall be required to be a party hereto), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties in connection with the Credit Agreement, dated as of November 1, 2017 (as amended, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among ANGI Homeservices Inc. (the “Borrower”), the banks and other financial institutions or entities parties thereto as “Lenders” (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and certain other parties.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Guarantor will derive substantial direct and indirect benefit from the making or maintaining of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to, Cash Management Banks to provide Cash Management Services for, certain counterparties to enter into Specified Swap Agreements with, the Borrower or any Guarantor, as applicable, each Guarantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.  DEFINED TERMS

1.1                               Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 The following terms shall have the following meanings:

“Agreement”:  this Guarantee Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Funding Office”:  the office of the Collateral Agent specified in Section 4.2 or such other office as may be specified from time to time by the Collateral Agent as its funding office by written notice to the Borrower and the Lenders.

“Termination Date”: the date when all Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Specified Swap Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) have been paid in full, all letters of credit issued under the Credit Agreement, if any, have been cash collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities) on terms reasonably satisfactory to the relevant issuing bank in its sole discretion, or have expired or have terminated, and the Incremental Revolving Commitments, if any, have expired or have terminated.

1.2                               Other Definitional Provisions. The rules of construction and other interpretive provisions specified in Section 1.03 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

SECTION 2.  GUARANTEE

2.1                               Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)                                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable foreign, federal and state bankruptcy, insolvency or receivership laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guarantee and each Guarantor’s obligations hereunder (after giving effect to the right of contribution established in Section 2.2).

(c)                               Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until the Termination Date, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

(e)                                  No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.

2.2                               Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3                               No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Termination Date.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 4.2 of the Security Agreement.

2.4                               Amendments, etc. with Respect to the Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Collateral Agent may be rescinded by the Collateral Agent and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, amended and restated, modified, supplemented or terminated, in whole or in part, as the Collateral Agent, the Administrative Agent, the Required Lenders or the Lenders, as the case may be, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

2.5                               Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations (other than any notice required pursuant to the terms of the Credit Agreement).  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                               Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                               Payments and Application.  Payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the Funding Office.  If the Collateral Agent or any Secured Party shall receive any amount pursuant to this Section 2, such amount shall be applied to the payment of the Obligations in the following order:

First, to pay unpaid fees and expenses of the Collateral Agent under the Loan Documents;

Second, to pay unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Third, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties; and

Fourth, any balance remaining after (i) the Obligations shall have been paid in full  (ii) Incremental Revolving Commitments, if any, shall have terminated and (iii) all letters of credit issued under the Credit Agreement, if any, shall have been cash collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant issuing bank in its sole discretion, or shall have expired or have been terminated, shall be paid over to the Guarantors, their successors or assigns or as a court of competent jurisdiction may otherwise direct.

SECTION 3.  THE COLLATERAL AGENT

3.1                               Duty of Collateral Agent.  Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand or collect upon any guarantee obligation pursuant to Section 2 or for any delay in doing so or to take any other action whatsoever with regard to guarantee obligations pursuant to Section 2.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests and shall not impose any duty upon the Collateral Agent to exercise any such powers.  The Collateral Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither it nor any of its Related Parties shall be responsible to any Guarantor for any act or failure to act hereunder, except as determined by a court of competent jurisdiction in a final non appealable judgment to have resulted from their own gross negligence, bad faith or willful misconduct. The exculpatory provisions of Article VIII of the Credit Agreement shall apply to the Collateral Agent and its Related Parties and shall apply to its activities as provided herein or in any Loan Document.

3.2                               Authority of Collateral Agent.  Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Guarantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 4.  MISCELLANEOUS

4.1                               Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.03 of the Credit Agreement.  All such waivers, amendments, supplements or other modifications must also be agreed to in writing by the Collateral Agent.

4.2                               Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to the Borrower or any other Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

4.3                               No Waiver by Course of Conduct; Cumulative Remedies.  The Collateral Agent shall not by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

4.4                               Enforcement Expenses; Indemnification.  (a) Each Guarantor agrees to pay or reimburse the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred hereunder and to indemnify the Collateral Agent for its actions in connection herewith as provided in Section 9.04 of the Credit Agreement.

(b)                                 The agreements in this Section 4.4 shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Incremental Revolving Commitments, if any, any assignment of rights by or replacement of a Lender or the termination of this Agreement or any provision hereof.

4.5                               Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and its successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement unless permitted under Section 6.03 of the Credit Agreement and the other Loan Documents.

4.6                               Set-Off.  If an Event of Default shall have occurred and be continuing, each Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Guarantor against any or all of the obligations of such Guarantor now or hereafter existing under this Agreement held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured.

4.7                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

4.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.9                               Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

4.10                        Integration.  This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

4.11                        GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.12                        Submission to Jurisdiction; Waivers.  Each Guarantor hereby irrevocably and unconditionally:

(a)                                 agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.   Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Guarantors or their respective properties in the courts of any jurisdiction;

(b)                                 waives, 1) to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section and 2) to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 5.1 of the Security Agreement or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                                  to the extent permitted by applicable law, waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby.

4.13                        Acknowledgements.  Each Guarantor hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)                                 neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

4.14                        Additional Guarantors.  Each subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.09 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such subsidiary of an Assumption Agreement in the form of Annex 1 hereto.  Each subsidiary of the Borrower that elects to become a party to this Agreement may become a Guarantor for all purposes of this Agreement upon execution and delivery by such subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

4.15                        Termination.  (a)  On the Termination Date, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party in accordance with Section 9.16 of the Credit Agreement.  At the request and sole expense of any Guarantor following any such termination, the Collateral Agent shall execute and deliver to any Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b)                                 Each Guarantor shall be released from its obligations hereunder in the event that such Guarantor shall cease to be a subsidiary of the Borrower and each Guarantor shall be released from its obligations hereunder in the event that such Guarantor shall cease to be required to be a Guarantor in a transaction permitted by the Credit Agreement without delivery of any instrument or performance of any act by any party in accordance with Section 9.16 of the Credit Agreement, and, at the request and sole expense of such Guarantor, the Collateral Agent shall execute and deliver to such Guarantor all releases and other documents as such Guarantor shall reasonably request to evidence such release.

(c)                                  Each Guarantor shall be released from its obligations hereunder in accordance with Section 9.16(c) of the Credit Agreement.

4.16                        WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

4.17                        Commodity Exchange Act Acknowledgement.  Each Qualified ECP Guarantor intends that this guarantee constitute, and this guarantee shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  In this guarantee, “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time its guarantee hereunder becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (an “ECP”) and can cause another person to qualify as an ECP at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[GUARANTORS]

By:
Name:
Title:

Annex 1 to
Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of                 , 20  , made by                                (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee Agreement referred to below.

W I T N E S S E T H :

WHEREAS, ANGI Homeservices Inc. (the “Borrower”), the Lenders, the Administrative Agent and certain other parties have entered into a Credit Agreement, dated as of November 1, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain subsidiaries of the Borrower (other than the Additional Guarantor) and the Guarantors have entered into the Guarantee Agreement, dated as of  November 1, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), in favor of the Collateral Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement or the Additional Guarantor has elected to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee Agreement.  By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 4.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

2.                                      Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

EXHIBIT D

SECURITY AGREEMENT

dated and effective as of

November 1, 2017

among

ANGI HOMESERVICES INC.,
as the Borrower,

each other Subsidiary Guarantor
party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

i

ii

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Pledged Stock; Pledged Debt
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement to the Security Agreement
Exhibit II	Form of Notice of Grant of Security Interest in Intellectual Property

iii

SECURITY AGREEMENT dated and effective as of November 1, 2017, (this “Agreement”), is among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), each Subsidiary Guarantor listed on the signature pages hereof and each other Subsidiary Guarantor that becomes a party hereto after the date hereof (together with the Borrower, the “Pledgors”) and JPMorgan Chase Bank, N.A., as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties party thereto.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement on or prior to the Closing Date.  The Borrower and the Subsidiary Guarantors, as affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement. The Borrower and the Subsidiary Guarantors are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit under the Credit Agreement.

Therefore, to induce the Lenders to make their respective extensions of credit under the Credit Agreement, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1.                                     Credit Agreement.  Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.  All terms defined in the Uniform Commercial Code (as defined herein) and not defined in this Agreement or the Credit Agreement have the meanings specified therein.

SECTION 1.2.                                     Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper or General Intangibles.

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.1.

“Collateral” means Article 9 Collateral and Pledged Collateral.  For the avoidance of doubt, the term Collateral does not include any Excluded Collateral.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Excluded Collateral” means (i) the ANGI Campus and any fee-owned real property having a Fair Market Value (on a per-property basis) up to $15,000,000 and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, (iii) letter-of-credit rights (other than to the extent such rights can be perfected by filing a UCC-1)  (iv) Commercial Tort Claims up to $7,500,000; (v) pledges and security interests prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (vi) any lease, license, permit or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence (including, without limitation, tax consequences) of obtaining  such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent security interests in such licenses, permits, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (ix) Excluded Securities; (x) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Pledgor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law and (xi) any Material Real Property excluded by the Administrative Agent pursuant to Section 5.05(c) of the Credit Agreement.

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“Federal Securities Laws” has the meaning assigned to such term in Section 4.3.

“General Intangibles” means all “general intangibles” as defined in the Uniform Commercial Code, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Intellectual Property” means all intellectual property of every kind and nature of any Pledgor, whether now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Collateral” has the meaning assigned to such term in Section 3.2.

“Intercreditor Agreements” means any intercreditor agreement with the Collateral Agent (upon and during the effectiveness thereof) with respect to any Indebtedness permitted under the Credit Agreement to be secured by a first priority Lien on all or any portion of the Collateral and that is entered into (including by the Collateral Agent) in compliance with the Credit Agreement.

“IP Agreements” means all material Copyright Licenses, Patent Licenses and Trademark Licenses, including, without limitation, the agreements set forth on Schedule III hereto.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached hereto as Exhibit II or such other form as shall be reasonably acceptable to the Collateral Agent.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Patents” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Perfection Certificate” means the Perfection Certificate with respect to the Borrower and the other Pledgors in form and substance approved by the Collateral Agent (acting reasonably)and delivered to the Collateral Agent as of the Closing Date, as the same may be supplemented from time to time by any supplement thereto or otherwise.

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“Pledged Collateral” has the meaning assigned to such term in Section 2.1.

“Pledged Debt” has the meaning assigned to such term in Section 2.1.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.1.

“Pledgor” means the Borrower and each Subsidiary Guarantor set forth on Schedule I and any other Subsidiary Guarantor that becomes a party hereto pursuant to Section 5.16.  Notwithstanding anything to the contrary set forth herein, any entity that ceases to be a Subsidiary Guarantor  in accordance with the terms of Section 9.16 of the Credit Agreement shall automatically cease to be a Pledgor.

“Proceeds” means all “Proceeds” as defined in the Uniform Commercial Code, including all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Secured Parties” means the persons holding any Obligations, including the Collateral Agent, the Administrative Agent, the Lenders, the Cash Management Banks and the holders of Obligations under Specified Swap Agreements.

“Security Interest” has the meaning assigned to such term in Section 3.1.

“Subsidiary” means a subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary set forth on Schedule I and any Subsidiary that becomes a party hereto pursuant to Section 5.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III; (b) all goodwill associated with or symbolized by the foregoing; (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilutions or other violations thereof.

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“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

ARTICLE II

Pledge of Securities

SECTION 2.1.                                     Pledge.  As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

(a)                                 all Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (any such Equity Interests, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Collateral;

(b)                                 (i) the debt obligations owed to such Pledgor listed opposite the name of such Pledgor on Schedule II, (ii) all other debt obligations existing on the Closing Date or in the future issued to such Pledgor, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i), (ii) and (iii) above, the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Collateral;

(c)                                  subject to Section 2.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the Pledged Stock and the Pledged Debt;

(d)                                 subject to Section 2.6, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and

(e)                                  all Proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) through (d) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Collateral;

TO HAVE AND TO HOLD, the Pledged Collateral together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.2.                                     Delivery of the Pledged Collateral.  (a)  Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all certificates or other instruments (if any) representing such Pledged Securities, to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.2.

(b)                                 To the extent any Indebtedness for borrowed money constituting Pledged Collateral owed to any Pledgor (other than intercompany Indebtedness owed to such Pledgor by another Pledgor) is evidenced by a duly executed promissory note in an individual amount in excess of

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$7,500,000, such Pledgor shall promptly cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof (except to the extent that a pledge or delivery of such promissory note would violate applicable law). To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon the occurrence and during the continuance of an Event of Default specified under Section 7.01(a), (b), (h) or (i) of the Credit Agreement, unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker of such promissory note.

(c)                                  Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.2 shall be accompanied by stock powers or allonges, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent, and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities that are created pursuant to Section 2.4(b)) as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.3.                                     Representations, Warranties and Covenants.  The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(i)                  Schedule II correctly sets forth (or, with respect to any Pledged Stock issued by an issuer that is not a Subsidiary, correctly sets forth, to the knowledge of the relevant Pledgor), as of the Closing Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) Pledged Debt pledged hereunder and in an individual principal amount in excess of $7,500,000;

(ii)               the Pledged Stock and Pledged Debt (with respect to any Pledged Stock or Pledged Debt issued by an issuer that is not a Subsidiary, to the knowledge of the relevant Pledgor), as of the Closing Date, (x) have been duly and validly authorized and issued by the issuers thereof and (y) (i) in the case of Pledged Stock, are fully paid and, with respect to Equity Interests constituting capital stock of a corporation, nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;

(iii)            except for the security interests granted hereunder (and other security interests not prohibited by the Loan Documents), each Pledgor (i) is and, subject to any transfers not in violation of the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (as may be supplemented from time to time pursuant to Section 2.2(c)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer

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of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to Dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(iv)           other than as set forth in the Credit Agreement, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise not prohibited by the Credit Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(v)              each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(vi)           other than as set forth in the Credit Agreement, as of the Closing Date, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby other than such as have been obtained and are in full force and effect;

(vii)        by virtue of the execution and delivery by the respective Pledgors of this Agreement or any supplement hereto, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement (to the extent required hereunder) and financing statements naming the Collateral Agent as the secured party described in Section 3.2 are filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in the Pledged Collateral under the Uniform Commercial Code or its equivalent in any applicable jurisdiction, subject only to Permitted Liens; and

(viii)     each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of any applicable Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing.

SECTION 2.4.                                     Certification of Limited Liability Company and Limited Partnership Interests.

(a)                                 As of the Closing Date, except as set forth on Schedule II, the Equity Interests in limited liability companies and limited partnerships that are pledged by the Pledgors hereunder and do not have a certificate described on Schedule II do not constitute a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction.

(b)                                 The Pledgors shall at no time elect to treat any interest in any limited liability company or limited partnership Controlled by a Pledgor and pledged hereunder as a “security” within the meaning of Article 8 of the Uniform Commercial Code or its equivalent in any jurisdiction or issue any

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certificate representing such interest, unless promptly thereafter (and in any event within 30 days or such longer period as the Collateral Agent may permit in its sole discretion) the applicable Pledgor provides notification to the Collateral Agent of such election and delivers, as applicable, any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 2.5.                                     Registration in Nominee Name; Denominations.  Subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities  in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  If an Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to the terms of any applicable Intercreditor Agreement. Subject to the terms of any applicable Intercreditor Agreement, each Pledgor shall cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.5, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.6.                                     Voting Rights; Dividends and Interest, Etc.
  (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i)                                     Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Loan Documents; provided that, except as not prohibited by the Credit Agreement, such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights and remedies of any of the Collateral Agent or any other Secured Parties under this Agreement or any Loan Document or the ability of the Secured Parties to exercise the same.

(ii)                                  The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)                               Subject to Section 2.2 and paragraph (b) below, each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral.

(b)                                 Notwithstanding anything to the contrary in any other Loan Document, upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.6 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which

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shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.6 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.2.  After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a responsible financial or accounting Officer to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.6 and that remain in such account.

(c)                                  Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.6, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.6, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a responsible financial or accounting Officer to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect.

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.1.                                     Security Interest.  (a)  As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all cash and Deposit Accounts;

(iv)                              all Documents;

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(v)                                 all Equipment;

(vi)                              all Fixtures;

(vii)                           all General Intangibles (including, without limitation, all Intellectual Property);

(viii)                        all Instruments (other than Pledged Debt which is governed by Article II);

(ix)                              all Inventory and all other Goods not otherwise described above;

(x)                                 all Investment Property (other than the Pledged Collateral, which is governed by Article II);

(xi)                              all Letters of Credit and Letter of Credit Rights;

(xii)                           all Commercial Tort Claims individually in excess of $7,500,000, as described on Schedule IV (as may be supplemented from time to time pursuant to Section 3.4 or the Supplement hereto substantially in the form of Exhibit I);

(xiii)                        all books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to the Article 9 Collateral; and

(xiv)                       to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to, the Excluded Collateral.

(b)                                 Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral and the Pledged Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code or its equivalent in each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the Security Interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property” or words of similar effect. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor in such Pledgor’s Patents, Trademarks and Copyrights, without

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the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(c)                                  The security interest granted hereunder is security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Collateral.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any control agreements or control, lockbox or similar agreements or arrangements be required with respect to any Deposit Accounts, Securities Accounts, Commodities Accounts or any other assets (other than the delivery of Pledged Securities to the Collateral Agent to the extent required by Article II), (B) any landlord, mortgagee and bailee waivers be required or (C) notices be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing.

SECTION 3.2.                                     Representations and Warranties.  The Pledgors represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)                                 Each Pledgor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, except where the failure to have such rights and title would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement (or any supplement hereto, as applicable), without the consent or approval of any other person as of the Closing Date other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.

(b)                                 The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Closing Date.  Except as provided in the definition of “Collateral and Guarantee Requirement” contained in the Credit Agreement, the Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared for filing in each governmental, municipal or other office specified in the Perfection Certificate constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary as of the Closing Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.  Except as provided in Section 3.12 of the Credit Agreement, each Pledgor represents and warrants that the Notices of Grant of Security Interest in Intellectual Property executed by the applicable Pledgors containing descriptions of all Article 9 Collateral that consists of United States federally issued Patents (and Patents for which United States federal registration applications are pending), United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and United States federally registered Copyrights (and Copyrights for which United States federal registration applications are pending) have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral

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Agent, to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property described in such Notices of Grant of Security Interest in Intellectual Property as of the Closing Date in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States federally issued, registered or pending Patents, Trademarks and Copyrights acquired or developed after the Closing Date).

(c)                                  The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, as applicable, (ii) subject to the filings described in Section 3.2(b), as of the Closing Date a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Notices of Grant of Security Interest in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, upon the making of such filings with such offices.

(d)                                 The Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens.  None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office for the benefit of a third party or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e)                                  No Pledgor holds any Commercial Tort Claim individually reasonably estimated to exceed $7,500,000 as of the Closing Date except as indicated on Schedule IV.

(f)                                   As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to each Pledgor’s knowledge:

(i)                                     The Intellectual Property Collateral set forth on Schedule III includes a true and complete list of all of the issued and applied for United States federal Patents, registered and applied for United States federal Trademarks and material United States federal registered Copyrights owned by such Pledgor as of the date hereof (other than Excluded Collateral).

(ii)                                  The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part and, to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any current uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

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(iii)                               Except as would not reasonably be expected to have a Material Adverse Effect, (A) such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States, and (B) such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral.

(iv)                              With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received a notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) such Pledgor is not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v)                                 Except as would not reasonably be expected to have a Material Adverse Effect, no Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

SECTION 3.3.                                     Covenants.

(a)                              [reserved].

(b)                                 Subject to any rights of such Pledgor to Dispose of Collateral provided for in the Loan Documents, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent granted hereunder, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c)                                  Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the security interest granted hereunder and the rights and remedies created hereby, including the payment of any fees and taxes together with any interest and penalties, if any, required in connection with the execution and delivery of this Agreement and the granting of the security interest granted hereunder and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and the terms of the Credit Agreement. Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute a material issued or applied for United States federal Patent, material registered or applied for United States Trademark or material registered United States federal Copyright; provided that any Pledgor shall have the right, exercisable within 90 days after the Borrower has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral.  Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order

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that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 45 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion).

(d)                                 After the occurrence and during the continuance of an Event of Default, each Pledgor will permit any representatives designated by the Collateral Agent or any Secured Party (pursuant to a request made through the Collateral Agent), at reasonable times upon reasonable prior notice, (i) to inspect the Collateral (including to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral), and including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification, (ii) to examine and make copies of the records of such Pledgor relating to the Collateral and (iii) to discuss the Collateral and related records of such Pledgor with, and to be advised as to the same by, such Pledgor’s officers and employees.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to Section 9.13 of the Credit Agreement.

(e)                                  The Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.3(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f)                                   Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g)                                  None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral owned by it or in which it has an interest or shall grant any other Lien in respect of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement.  None of the Pledgors shall make or permit to be made any transfer of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement or any Intercreditor Agreement.

(h)                                 Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents or to pay any premium in whole or part relating thereto, the Collateral Agent may,

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without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 3.3(h), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.

(i)                                     Each Pledgor shall keep and maintain, in all material respects, complete, accurate and proper books and records with respect to the Collateral owned by such Pledgor, and, after the occurrence and during the continuance of an Event of Default, furnish to the Collateral Agent, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request.

SECTION 3.4.                                     Other Actions.  In order to further ensure the attachment and perfection of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)                                 Instruments and Tangible Chattel Paper.  If any Pledgor shall at any time own or acquire any Instruments (other than debt obligations which constitute Pledged Debt which is governed by Article II and checks received and processed in the ordinary course of business) or Tangible Chattel Paper, in each case evidencing an individual amount in excess of $7,500,000, such Pledgor shall promptly (and in any event within 50 days of its acquisition or such longer period as the Collateral Agent may permit in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)                                 Commercial Tort Claims.  If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $7,500,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and deliver to the Collateral Agent in writing a supplement to Schedule IV including such description.

SECTION 3.5.                                     Covenants Regarding Patent, Trademark and Copyright Collateral.  Except as not prohibited by the Credit Agreement:

(a)                                 Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public.

(b)                                 Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use and (ii) maintain the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.

(c)                                  Each Pledgor shall notify the Collateral Agent promptly if it knows that any United States federally issued or applied for Patent, United States federally registered or applied for Trademark or United States federally registered Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments

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in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(d)                                 Each Pledgor, either by itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis (with any such notification to be included in an updated Perfection Certificate required pursuant to Section 5.01(g) of the Credit Agreement) of each application for, or registration or issuance of, any Patent or Trademark with the United States Patent and Trademark Office and each registration of any Copyright with the United States Copyright Office filed by or on behalf of, or issued to, or acquired by, any Pledgor during the preceding 12-month period and (ii) upon the reasonable request of the Collateral Agent, execute, deliver and file with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, any and all agreements, instruments, documents and papers necessary, or as reasonably requested by the Collateral Agent, to evidence the Collateral Agent’s Security Interest in such Patent, Trademark or Copyright and the perfection thereof, provided that any such Patent, Trademark or Copyright created or acquired after the Closing Date shall automatically become subject to the Security Interest and constitute Collateral to the extent such would have constituted Collateral if owned at Closing Date without further action by any party.

(e)                                  Each Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each United States federally issued Patent that is material to the normal conduct of such Pledgor’s business and (ii) the registrations of each United States federally registered Trademark and each United States federally registered Copyright, in each case that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(f)                                   In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(g)                                  Upon and during the continuance of an Event of Default, at the request of the Collateral Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from each licensor under each Copyright License, Patent License or Trademark License to effect the assignment or sub-license of all such Pledgor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent; provided, however, that nothing contained in this Section 3.5(g) should be construed as an obligation of any Pledgor to incur any costs or expenses in connection with obtaining such approval.

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ARTICLE IV

Remedies

SECTION 4.1.                                     Remedies Upon Default.  In accordance with, and to the extent consistent with, the terms of any applicable Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.1.  Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand. It is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default: (a) exercise those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document, (b)  with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense (subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, and on a royalty-fee basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral or any records relating to the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) or in equity.  The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default.  Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise Dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such Disposition of Collateral pursuant to this Section 4.1 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use).  Each such purchaser at any such Disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which

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such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale, and each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Uniform Commercial Code or its equivalent in any applicable jurisdiction.  At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.1, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and Dispose of such property in accordance with Section 4.2 without further accountability to any Pledgor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Uniform Commercial Code or its equivalent in other jurisdictions.

SECTION 4.2.                                     Application of Proceeds.  The Collateral Agent shall, subject to any applicable Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with any Loan Document or any of the Obligations secured by such Collateral, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent under any Loan Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts, in each case owing or reimbursable to the Collateral Agent under any Loan Document in its capacity as such;

SECOND, to the payment in full of the Obligations pro rata among the Secured Parties; and

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THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon the request of the Collateral Agent prior to any distribution under this Section 4.2, the Administrative Agent shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in this Section 4.2 that each applicable Secured Party or its authorized representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all other Secured Parties hereunder for re-distribution in accordance with this Section 4.2.

SECTION 4.3.                                     Securities Act, Etc.  In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any Disposition of the Pledged Collateral permitted hereunder.  Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to Dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could Dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to Dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to any applicable Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 4.3 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

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SECTION 4.4.                                     Collection of Receivables Assets.  Subject to any applicable Intercreditor Agreement, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving each Pledgor written notice, elect to require that any Accounts of any Pledgor be paid directly to the Collateral Agent for the benefit of the Secured Parties.  In such event, each such Pledgor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Accounts owned by such Pledgor of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Accounts directly to the Collateral Agent. Upon receipt of any such notice from the Collateral Agent, each Pledgor shall, so long as an Event of Default is continuing, thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Accounts and other Collateral and promptly deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 4.2 and 4.5 hereof.

SECTION 4.5.                                     Special Collateral Account.  Subject to any applicable Intercreditor Agreement, the Collateral Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent promptly after receipt thereof by a Pledgor and held in such cash collateral account as security for its Obligations.  No Pledgor shall have any control whatsoever over such cash collateral account; provided that the Collateral Agent shall at the request of the Borrower, release all funds in such cash collateral account (less any amounts that have been applied in accordance with the immediately following sentence) to the applicable Pledgor promptly upon the cure or waiver of all Events of Default. Subject to any applicable Intercreditor Agreement, the Collateral Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Obligations then due in accordance with the terms of Section 4.2 hereof and the terms of any applicable Intercreditor Agreement.

SECTION 4.6.                                     Pledgors’ Obligations Upon Event of Default.  Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Pledgor will:

(a)                                 Assembly of Collateral.  Assemble and make available to the Collateral Agent the Collateral at a place or places specified by the Collateral Agent that is reasonably convenient to the Collateral Agent and such Pledgor.

(b)                                 Secured Party Access.  Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where all or any part of the Collateral is located, to take possession of all or any part of the Collateral, to remove all or any part of the Collateral, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy; provided that the Collateral Agent shall provide the applicable Pledgor with notice thereof prior to such occupancy or use.

ARTICLE V

Miscellaneous

SECTION 5.1.                                     Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

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SECTION 5.2.                                     Security Interest Absolute.  To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document, and applicable Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance of such Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made)).

SECTION 5.3.                                     Limitation By Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 5.4.                                     Binding Effect; Several Agreements.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted under this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.9 or 5.15, as applicable.

SECTION 5.5.                                     Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns, provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 5.4.

SECTION 5.6.                                     Collateral Agent’s Fees and Expenses; Indemnification.

(a)                                 The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder by the Pledgors, and the Collateral Agent and other Indemnitees shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 9.04 of the Credit Agreement.

(b)                                 Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents.  The provisions of this Section 5.6 shall remain operative and in full force and effect regardless of the resignation of the Collateral Agent, the termination

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of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.

SECTION 5.7.                                     Collateral Agent Appointed Attorney-in-Fact.  Subject to any applicable Intercreditor Agreement, each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case upon the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, subject to applicable Requirements of Law and any applicable Intercreditor Agreement, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and reasonable notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent as contemplated by Section 4.4; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  Notwithstanding anything in this Section 5.7 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 5.7 unless an Event of Default shall have occurred and be continuing.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. For the avoidance of doubt, Section 8.03 of the Credit Agreement shall apply to the Collateral Agent as agent for the Secured Parties hereunder.

SECTION 5.8.                                     Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.9.                                     Waivers; Amendment.   (a) No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other

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Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan, or the issuance of any letter of credit under the Credit Agreement, if applicable, shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.03 of the Credit Agreement.

(c)                                  Notwithstanding anything to the contrary contained in any Loan Document, the Collateral Agent may (in its sole discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the other Loan Documents.

SECTION 5.10.                              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11.                              Severability.  In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 5.12.                              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.4.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.13.                              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14.                              Jurisdiction; Consent to Service of Process. (a)  Each Pledgor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party to this Agreement or any Affiliate thereof, in any way relating to this Agreement, any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

(b)                                 Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 5.14.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.1.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 5.15.                              Termination or Release.  In each case subject to any applicable Intercreditor Agreement:

(a)                                 This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released in accordance with Section 9.16(b)(i) of the Credit Agreement.

(b)                                 (i) A Pledgor shall automatically be released from its obligations hereunder if such Pledgor is released from its obligations under the Guarantee Agreement in accordance with Section 9.16(c) of the Credit Agreement and/or (ii) the security interest in any portion of the Collateral shall be automatically released upon the occurrence of any of the circumstances set forth in Section 9.16(b)(ii) through (vi) and Section 9.16(d) of the Credit Agreement with respect to such portion of the Collateral, in

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the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights to the applicable Collateral shall revert to any applicable Pledgor.

(c)                                  [reserved].

(d)                                 In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor, any of such released Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. Any execution and delivery of documents pursuant to this Section 5.15 shall be made without recourse to or warranty by the Collateral Agent.  In connection with any release pursuant to this Section 5.15, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code partial release amendments or termination statements, as applicable, in each case, as may be reasonably acceptable to the Collateral Agent with respect to the released portion of the Collateral. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. The Pledgors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

SECTION 5.16.                              Additional Subsidiaries.  Upon execution and delivery by any Subsidiary that is required or permitted to become a party hereto by Section 5.09 of the Credit Agreement or the Collateral and Guarantee Requirement of the Credit Agreement of an instrument substantially in the form of Exhibit I hereto (or another instrument reasonably satisfactory to the Collateral Agent and the Borrower), such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein.  The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.17.                              General Authority of the Collateral Agent.

(a)                                 By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Collateral Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Pledgor, to exercise any remedy hereunder or

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thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (iv) to agree to be bound by the terms of this Agreement and any other Collateral Documents and any applicable Intercreditor Agreement then in effect.

(b)                                 Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by Article VIII of the Credit Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(c)                                  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article VIII of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article VIII of the Credit Agreement.

SECTION 5.18.                              Subject to Intercreditor Agreements; Conflicts.  Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of such applicable Intercreditor Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern.

SECTION 5.19.                              [Intentionally Omitted]

SECTION 5.20.                              Person Serving as Collateral Agent.  On the Closing Date, the Collateral Agent hereunder is also the Administrative Agent.  Written notice of resignation by the Administrative Agent under (and as defined in) the Credit Agreement pursuant to the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement.  Upon the acceptance of any appointment as the Administrative Agent under (and as defined in) the Credit Agreement by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.  The Collateral Agent immediately prior to any change in Collateral Agent pursuant to this Section 5.20 (the “Prior Collateral Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Collateral Agent determined in accordance with this Section 5.20 (the “Successor Collateral Agent”) and the Successor Collateral Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties.  The Prior Collateral Agent shall cooperate with the Pledgors and such Successor Collateral Agent to ensure that all actions are taken that are necessary or reasonably requested by the Successor Collateral Agent to vest in such Successor Collateral Agent the rights granted to the Prior Collateral Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Collateral Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the New York UCC or the Uniform Commercial Code or its equivalent in any other applicable jurisdiction) (or any similar concept under foreign law) over

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Collateral pursuant to this Agreement or any other Collateral Document, the delivery to the Successor Collateral Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, or that the Successor Collateral Agent may reasonably request, all without recourse to, or representation or warranty by, the Collateral Agent, and at the sole cost and expense of the Pledgors.

SECTION 5.21.                              Survival of Agreement.  All covenants, agreements, representations and warranties made by the Pledgors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans under the Loan Documents, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the termination of the Credit Agreement in accordance with Section 9.16(b)(i) thereof.

SECTION 5.22.                              Cash Management Agreements and Specified Swap Agreements.  No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender or the Administrative Agent, and, in any such case, only to the extent expressly provided in the Loan Documents, including without limitation Article VIII of the Credit Agreement. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, including, without limitation, under Article VIII of the Credit Agreement and the appointment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written

[Signature Page to Security Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Security Agreement]

Schedule I

Subsidiary Loan Parties

I-1

Schedule II

Pledged Stock; Pledged Debt

A.                                    Pledged Stock

Issuer	Record Owner	Certificate No.	No. Shares/Interest	Percent of Equity Interest Owned	Percent (of Owned Equity Interests) Pledged

B.                                    Pledged Debt

II-1

Schedule III

Intellectual Property

A.                                    U.S. Federally Issued or Applied for Patents:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

B.                                    U.S. Federally Registered Copyrights.

C.                                    U.S. Federally Registered or Applied for Trademarks.

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

III-2

Schedule IV

Commercial Tort Claims

IV-1

Exhibit I to the

Security Agreement

Form of Supplement to the Security Agreement

SUPPLEMENT NO. [•] (this “Supplement”), dated as of [•], 20[•] to the Security Agreement dated as of November 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), each Subsidiary Guarantor listed on the signature pages thereof and each other Subsidiary Guarantor that becomes a party thereto after the date thereof (together with the Borrower, the “Pledgors”)  and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.  Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, and the other parties party thereto.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.  The Pledgors have entered into the Security Agreement pursuant to the requirements set forth in Section 3.12 of the Credit Agreement.  Section 5.16 of the Security Agreement provides that additional Subsidiary Guarantors may become Pledgors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Security Agreement.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1.  In accordance with Section 5.16 of the Security Agreement, the New Subsidiary by its signature below becomes a Pledgor under the Security Agreement with the same force and effect as if originally named therein as a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of its Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary; provided that, for the avoidance of doubt, the Collateral shall not include any Excluded Collateral.  Each reference to a “Pledgor” in the Security Agreement shall be deemed to include the New Subsidiary (except as otherwise provided in clause (ii) of the definition of Pledgor to the extent applicable).  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Ex. I-1

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that, as of the date hereof, (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any Pledged Stock issued by an issuer that is not a Subsidiary, correctly sets forth, to the knowledge of the New Subsidiary) the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all Pledged Debt pledged hereunder in an individual principal amount in excess of $7,500,000 now owned by the New Subsidiary required to be pledged in order to satisfy the Collateral and Guarantee Requirement or delivered pursuant to Section 2.2(a) and 2.2(b) of the Security Agreement, (b) set forth on Schedule II attached hereto is a list of any and all Intellectual Property now owned by the New Subsidiary consisting of material Patents and Trademarks applied for or registered with the United States Patent and Trademark Office and material Copyrights registered with the United States Copyright Office, (c) set forth on Schedule III attached hereto is a list of any and all Commercial Tort Claims individually in excess of $7,500,000 and (d) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office.  Schedule III hereto shall supplement Schedule IV to the Security Agreement.

SECTION 5.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the Security Agreement) be in writing and given as provided in Section 5.1 of the Security Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Security Agreement as of the day and year first above written.

Ex. I-2

[Signature Page Follows]

Ex. I-3

[NAME OF NEW SUBSIDIARY]

BY:
Name:
Title
Address:
Legal Name:
Jurisdiction of Formation:

[Signature Page to Supplement to Collateral Agreement]

Schedule I to
Supplement No.    to the
Security Agreement

Pledged Stock; Pledged Debt

A.                                    Pledged Stock

Issuer	Record Owner	Certificate No.	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B.                                    Pledged Debt

Payee	Payor	Principal	Date of Issuance	Maturity Date

Ex. I-5

Schedule II to
Supplement No.    to the
Security Agreement

Intellectual Property

A.                                    U.S. Federally Issued or Applied for Patents Owned by [New Subsidiary]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

Ex. I-6

B.                                    U.S. Federally Registered Copyrights Owned by [New Subsidiary]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

Ex. I-7

C.                                    U.S. Federally Registered or Applied for Trademarks Owned by [New Subsidiary]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

Ex. I-8

Schedule I to
Supplement No.    to the
Security Agreement

Commercial Tort Claims

Ex. I-9

Exhibit II to the
Security Agreement

Form of Notice of Grant of Security Interest in Intellectual Property

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS], dated as of [DATE] (this “Agreement”), made by [•], a [•] [•] (the “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (as defined below).

Reference is made to the Security Agreement dated as of November 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), each Subsidiary Guarantor listed on the signature pages thereof and each other Subsidiary Guarantor that becomes a party thereto after the date thereof and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”)  for the Secured Parties (as defined therein). The parties hereto agree as follows:

SECTION 1.                            Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.  The rules of construction specified in Section 1.1 of the Security Agreement also apply to this Agreement.

SECTION 2.                            Grant of Security Interest.  As security for the payment and performance, as applicable, in full of its Obligations, the Pledgor pursuant to the Security Agreement did, and hereby does, assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Collateral, the “IP Collateral”):

[all Patents of the United States of America, including those listed on Schedule I;]

[all Copyrights of the United States of America, including those listed on Schedule I;]

[all Trademarks of the United States of America, including those listed on Schedule I;]

[provided, however, that the foregoing pledge, assignment and grant of security interest will not cover any Excluded Collateral, including, without limitation, any “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law.]

SECTION 3.                            Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement.  Each Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Ex. II-1

SECTION 4.                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.                            Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Ex. II-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[Name of Pledgor]

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

Schedule I
to Notice of Grant of Security Interest in Patents

Patents Owned by [Name of Pledgor]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

Ex. II-3

Schedule I
to Notice of Grant of Security Interest in Copyrights

Copyrights Owned by [Name of Pledgor]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

Ex. II-6

Schedule I
to Notice of Grant of Security Interest in Trademarks

Trademarks Owned by [Name of Pledgor]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

D-1

EXHIBIT E

FORM OF
SECRETARY CERTIFICATE

Pursuant to Section 4.01(c) of the Credit Agreement, dated as of November 1, 2017 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among ANGI Homeservices Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF CREDIT PARTY] (the “Certifying Credit Party”) hereby certifies as follows on behalf of the Certifying Credit Party:

1.                                                           is the duly elected and qualified [Title] of the Certifying Credit Party and the signature set forth for such officer below is such officer’s true and genuine signature.

2.                                      The Certifying Credit Party is a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.                                      Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [              ] of the Certifying Credit Party on              ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Credit Party now in force relating to or affecting the matters referred to therein.

4.                                      Attached hereto as Annex 2 is a true and complete copy of the [By-Laws][Operating Agreement] of the Certifying Credit Party as in effect on the date hereof.

5.                                      Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation][Certificate of Formation] of the Certifying Credit Party as in effect on the date hereof.

6.                                      Attached hereto as Annex 4 is a good standing certificate for the Certifying Credit Party issued by the jurisdiction of its organization as of the date noted on such certificate.

7.                                      Attached hereto as Annex 5 is a list of duly elected and qualified officers of the Certifying Credit Party holding the offices indicated next to their respective names and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Credit Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name as of the date set forth below.

[Credit Party]

By:
Name:
Title:

I,             , [Title] of the Certifying Credit Party, do hereby certify for and on behalf of the Certifying Credit Party that               is the duly appointed, qualified and acting [Title] of the Certifying Credit Party  and that the signature set forth above is [his][her] genuine signature.

Dated:  [       ], 2017

By:
Name:
Title:

Annex 1

Resolutions

Annex 2

[By-Laws][Operating Agreement]

Annex 3

[Certificate of Incorporation][Certificate of Formation]

Annex 4

Good Standing Certificate

Annex 5

Incumbency Certificate

Name	Office	Signature

EXHIBIT F

[Reserved]

F-1

EXHIBIT G-1

FORM OF NON-BANK TAX CERTIFICATE
 (For Non-U.S. Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a duly completed and executed certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have furnished the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-1-2

EXHIBIT G-2

FORM OF NON-BANK TAX CERTIFICATE
(For Non-U.S. Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its applicable direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or W-8BEN-E or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-2-2

EXHIBIT G-3

FORM OF NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-3-2

EXHIBIT G-4

FORM OF NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 1, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or W-8BEN-E or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-4-2

EXHIBIT H

PERFECTION CERTIFICATE

November 1, 2017

Reference is hereby made to (i) that certain Security Agreement dated as of November 1, 2017 (the “Security Agreement”), between ANGI Homeservices Inc., a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of November 1, 2017 (the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of the Subsidiary Guarantors.

The undersigned hereby certify to the Collateral Agent as follows:

1.                                      Names.

(a)                                 The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b)                                 Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c)                                  Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.                                      Current Locations.   The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.                                      Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.                                      [Reserved].

5.                                      UCC Filings.  The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the appropriate filing offices.

6.                                      [Reserved].

7.                                      Real Property.  Attached hereto as Schedule 7(a) is a list of (i) all real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a value in excess of $15,000,000 (such real property, the “Mortgaged Property”), other than the ANGI Campus, (ii) addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iii) other information relating thereto required by such Schedule.  Except as described in Schedule 7(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a).

8.                                      [Reserved].

9.                                      Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 9(a) is a true and correct list of each of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its direct subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement.  Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10.                               Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness in excess of $7,500,000 (in each case other than intercompany arrangements arising in the ordinary course of business, including cash pooling and cash management arrangements), held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11.                               Intellectual Property.  (a)  Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and  Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication  number, as applicable, of each Patent or Trademark owned by each Company.

(b)  Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c)  Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

12.                               Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement)  in excess of $7,500,000 held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13.                               Insurance.                                       Attached hereto as Schedule 13 is a true and correct list of all insurance policies of the Companies.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

ANGI HOMESERVICES INC.

By:
Name:
Title:

ANGIE’S LIST, INC.

By:
Name:
Title:

HOMEADVISOR, INC.

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Other Names on IRS Filings; Changes in Jurisdiction

Company/Subsidiary	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years	Prior Jurisdiction of Organization

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Extraordinary Transactions

Company/Subsidiary	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Schedule 4

[Reserved]

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

[Reserved]

Schedule 7(a)

Real Property

I.  Owned Real Property (other than ANGI Campus)

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

H-1

Schedule 8(a)

[Reserved]

Schedule 9

(a) Equity Interests of Companies and subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 10

Instruments and Tangible Chattel Paper

1.                                      Promissory Notes:

2.                                      Chattel Paper:

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

UNITED STATES AND OTHER TRADEMARKS:

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

OTHER COPYRIGHTS

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

Trademark Licenses:

Copyright Licenses:

Schedule 12

Commercial Tort Claims

Schedule 13

Insurance

Carrier	Policy Number	Expiration Date	Type of Insurance	Limits	Retention/Deductible

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, the chief financial officer of ANGI HOMESERVICES INC., a Delaware corporation (the “Borrower”), DO HEREBY CERTIFY on behalf of the Borrower that:

1.                                      This Certificate is furnished pursuant to Section 4.01(f) of the Credit Agreement, (as in effect on the date of this Certificate) (the capitalized terms defined therein being used herein as therein defined) dated as of November 1, 2017, among the Borrower, the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (in such capacities, “Administrative Agent”) for the Lenders, and the other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

2.                                      Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee, (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.

[Signature Page Follows]

I-1

IN WITNESS WHEREOF, I have hereunto set my hand this       day of         ,        .

ANGI HOMESERVICES INC.

By:
Name:
	Title:	Chief Financial Officer

I-2

EXHIBIT J

[FORM OF]
JOINDER AND REAFFIRMATION AGREEMENT

JOINDER AND REAFFIRMATION AGREEMENT, dated as of [                 ] (this “Agreement”), among [                 ] (the “Existing Borrower”), [                 ] (the “Successor Borrower”), each of the subsidiaries of the Borrower set forth on Schedule 1 hereto (the “Reaffirming Parties”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below and as collateral agent (the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of November 1, 2017 (as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Existing Borrower, the Lenders, the Administrative Agent and the other parties thereto;

WHEREAS, pursuant to the [                            ](5), dated as of the date hereof, between the Existing Borrower and the Successor Borrower and attached as Exhibit A hereto, the Existing Borrower has [merged into][consolidated with] the Successor Borrower (the “Merger”);

WHEREAS, Section 6.03(vi) of the Credit Agreement expressly permits the Merger, subject to the terms and conditions set forth therein;

WHEREAS, pursuant to Section 6.03(vi) of the Credit Agreement, in connection with the Merger, the Successor Borrower is required to expressly assume all the obligations of the Existing Borrower under the Credit Agreement and the Loan Documents to which the Existing Borrower is a party, and the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Existing Borrower under the Loan Documents; and

WHEREAS, pursuant to Section 6.03(vi)(B) of the Credit Agreement, in connection with the Merger, each Loan Party is required to reaffirm all of its obligations under the Loan Documents to which it is a party.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(5)                                 Describe merger agreement or other operative document to which the merger/consolidation is taking place.  References herein to the “Merger Agreement” to be revised as necessary to conform to the description of such operative document.

2.                                      Assumption and Joinder of Agreements and Obligations.  Effective as of the Effective Date (as defined below), the Successor Borrower hereby becomes a party to the Credit Agreement, the Security Agreement and each other Loan Document to which the Existing Borrower is a party and expressly assumes, confirms and agrees to perform and observe all of the  obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of the “Borrower” and a “Pledgor” (as applicable) thereunder and with respect thereto, with the same force and effect as if originally named therein as the “Borrower” or a “Pledgor” (as applicable).  Without limiting the generality of the foregoing, the Successor Borrower (i) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all Collateral owned by it to secure the Obligations and (ii) hereby agrees to take all actions required under the Security Agreement to perfect the Liens on the Collateral owned by the Successor Borrower.  The information set forth in Schedule 2 hereto is hereby added to the information set forth in the Schedules to the Security Agreement.

3.                                      Release of Existing Borrower.  The Existing Borrower is hereby released from the obligation to pay the principal of and interest on the Loans and all of the Existing Borrower’s other obligations and covenants under the Credit Agreement, the Security Agreement, and the other Loan Documents.

4.                                      Representations and Warranties.  The Successor Borrower represents and warrants to each of the Lenders that as of the Effective Date:

(a)                                 The Successor Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 This Agreement has been duly authorized by all necessary corporate or other organizational action by the Successor Borrower.  This Agreement has been duly executed and delivered by the Successor Borrower.

(c)                                  This Agreement, the Credit Agreement and each other Loan Document to which it is a party constitutes a legal, valid and binding obligation of the Successor Borrower, enforceable against the Successor Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)                                 After giving effect to the Merger and this Agreement, to the extent required pursuant to the terms of the Collateral Documents and the Credit Agreement, the Collateral owned by the Successor Borrower will be subject to a Lien in favor of the Collateral Agent.

(e)                                  The Merger has occurred or will occur substantially concurrently with the delivery of this Agreement.

(f)                                   The Successor Borrower is in compliance with Section 6.10 of the Credit Agreement on a pro forma basis after giving effect to the Merger and this Agreement.

(g)                                  After giving effect to the Merger and this Agreement, no Default or Event of Default has occurred and is continuing.

(h)                                 After giving effect to the Merger and this Agreement, the representations and warranties of each Loan Party set forth in the Credit Agreement and the Security Agreement are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(i)                                     The Merger complies with the Credit Agreement.

5.                                      Effectiveness.  This Agreement shall become effective on the date (such date, if any, the “Effective Date”) that the following conditions have been satisfied:

(a)                                 the Administrative Agent shall have received a counterpart of this Agreement executed by the Borrower, the Successor Borrower and each of the other Loan Parties;

(b)                                 the Administrative Agent shall have received a certificate of the Successor Borrower substantially in the form of Exhibit E to the Credit Agreement, including all annexes, exhibits and other attachments thereto;

(c)                                  [the Administrative Agent shall have received an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.01(b) of the Credit Agreement to the extent applicable;](6) and

(d)                                 the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know

(6)                                 If requested by the Administrative Agent.

your customer” and anti-money laundering rules and regulations, including Title III of the Act.

6.                                      Covenant to Deliver Share Certificates.  With respect to any stock certificates for which (i) the Existing Borrower is listed as the record owner and (ii) ownership has been transferred to the Successor Borrower in the Merger (the “ANGI Share Certificates”), on or prior to the latest of (a) the date that is 30 days after the date of this Agreement , (b) solely in the case of the ANGI Share Certificates that are stock certificates of an entity with publicly traded shares, the date that is 30 days after the return by the Collateral Agent of the ANGI Share Certificates that are stock certificates of such entity with publicly traded shares and (c) such longer period as the Collateral Agent may agree in its reasonable discretion, the Successor Borrower will cause the issuance of new share certificates listing the Successor Borrower as the record owner of the Pledged Stock (as such term is defined in the Security Agreement) represented by such ANGI Share Certificates and deliver such new certificates and executed instruments of transfer or assignment in blank to the Collateral Agent in exchange for the ANGI Share Certificates held by the Collateral Agent.

7.                                      Amendment to Loan Documents.   All references to the “Borrower” in the Credit Agreement, the Security Agreement, the Guarantee Agreement, and any of the other Loan Documents shall be deemed to refer to the Successor Borrower, and are hereby amended to give effect to the terms of this Agreement, but only to the extent, necessary to give effect to the terms of this Agreement.  Except as expressly set forth herein, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document.  This Agreement shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement after giving effect to this Agreement.

8.                                      Reaffirmation of Loan Documents.  Each Reaffirming Party hereby acknowledges its receipt of a copy of this Agreement and its review of the terms and conditions hereof and consents to the terms and conditions of this Agreement and the transactions contemplated hereby.  Each Reaffirming Party hereby (a) affirms and confirms its guarantees and other commitments under the Guarantee Agreement, as amended hereby, and (b) agrees that the Guarantee Agreement, as amended hereby, is in full force and effect and shall accrue to the benefit of the Secured Parties to guarantee the Obligations after giving effect to this Agreement. The Successor Borrower and each Reaffirming Party hereby (a) affirms and confirms its pledges, grants and other commitments under the Security Agreement, as amended hereby, and (b) agrees that the Security Agreement is in full force and effect after giving effect to this Agreement and shall accrue to the benefit of the Secured Parties to secure the Obligations after giving effect to this Agreement. This Agreement is not intended to constitute a novation of the Credit Agreement or any of the other Loan Documents as in effect prior to the Effective Date.

9.                                      Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.  This Agreement and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York.  The Borrower and each other Loan Party hereby agrees that this Agreement is a Loan Document governed by Sections 9.10 and 9.11 of the Credit Agreement relating to waiver of jury trial, jurisdiction, consent to service of process and the other matters covered therein.

10.                               Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

11.                               Section Headings.  The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

12.                               Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.                               Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

[EXISTING BORROWER]

By:
Name:
Title:

[SUCCESSOR BORROWER]

By:
Name:
Title:

Acknowledged and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

Schedule 1

Schedule 2

Exhibit A

Merger Agreement

[See attached.]